UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPECIFICITY, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

7311

(Primary Standard Industrial Classification Code Number)

85-4017786

(I.R.S. Employer Identification Number)

8429 Lorraine Rd., Suite 377

Lakewood Ranch, FL 34202

(813) 364-4744

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

COPIES OF COMMUNICATIONS TO:

William R. Eilers, Esq.

Smith Eilers, PLLC.

149 S. Lexington Ave.

Asheville, NC 28801

Subject to completion, dated [MONTH] , [YEAR]

PRELIMINARY PROSPECTUS

SPECIFICITY, INC.

8429 Lorraine Rd., Suite 377

Lakewood Ranch, FL 34202

(813) 364-4744

Consisting of 2,000,000 shares common stock

This prospectus relates to the offer and resale of up to a total of 2,000,000 shares of the common stock of Specificity, Inc. (the “Company”), par value $0.0001 per share (the “Shares”) by ClearThink Capital Partners LLC (“ClearThink” or the “Selling Security Holder”) pursuant to the Strata Purchase Agreement dated August 19, 2025 (the “Strata Purchase Agreement” or “SPA”). If issued presently, the 2,000,000 shares of common stock registered for resale by ClearThink would represent approximately 14.6% of our issued and outstanding shares of common stock as of September 30, 2025. ClearThink may sell all or a portion of the Shares at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sales of the Shares by ClearThink. However, we will receive proceeds from our initial sale of the Shares to ClearThink pursuant to the Strata Purchase Agreement. Subject to the terms of the Strata Purchase Agreement, we have the right to “put” or sell, up to $5,000,000 worth of shares of our common stock to ClearThink. Throughout the term of the SPA, we may issue to ClearThink put notices for up to the lesser of $1,000,000 or 500% of the daily average shares traded value for the 10 days prior to the date of the put notice (the “Put Amount”). We will pay for the expenses of this offering, except that ClearThink will pay any broker discounts or commissions or equivalent expenses applicable to the sale of their shares.

ClearThink is an underwriter within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the resale of the Shares.

Our independent registered public accountant has issued an audit opinion for Specificity, which includes a statement expressing substantial doubt as to our ability to continue as a going concern. Accordingly, any investment in the shares offered hereby involves a high degree of risk and you should only purchase shares if you can afford a loss of your entire investment.

Our Chief Executive Officer, Jason Wood, holds 1,000,000 shares of Series A Preferred Stock, which, collectively and in their entirety, have voting rights equal to exactly eighty (80%) of all voting rights available at the time of any vote, including Series A Preferred voting right. As a result, Mr. Wood has over 86.6% voting rights on all matters presented to shareholders, limiting shareholders’ ability to affect decision making if the Offering is fully subscribed. In addition, we have 560,000 shares of Series B Preferred Stock that have no voting rights, but that do convert, at the discretion of the holder, into 10% of the issued and outstanding common stock.

Our Common Stock is currently listed on OTCMarkets as an OTCID Basic Market member since March 2022 with the trading symbol “SPTY.”

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 6 HEREOF BEFORE BUYING ANY SHARES OF SPECIFICITY, INC.’S COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [MONTH] , [YEAR]

-i-

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our Common Stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements, and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this prospectus and any amendment or supplement hereto.

Company Overview

Specificity, Inc. (hereinafter the “Company”, “we”, “our”, “us”) was incorporated in the State of Nevada on November 25, 2020 (“Inception”). The Company’s principal headquarters is located at 8429 Lorraine Rd., Suite 377, Lakewood Ranch, FL 34202.

The Problem We Endeavor to Solve

At our core we are a full service digital marketing firm that delivers cutting-edge marketing solutions to identify and market in real-time to potential customers who are actively in the buying cycle. Our digital marketing solutions focus on Business to Business (“B2B”) and Business to Consumer (“B2C”) markets and give small and medium sized businesses (“SMBs”) a fair chance to capture online traffic. Our underlying technology solution utilizes BiToS and Mobile Advertising Identifiers (MAIDs) to build audiences, effectively eliminating bot traffic and ad waste and produces real-time messaging opportunities to reach target audiences more efficiently than broad based market messaging platforms. We also implement intuitive ad sequencing, audience ID technology, Artificial Intelligence (“AI”) integration, saturation modeling, conversion funneling, Customer Relationship Management (“CRM”) integration, traffic resolution, and comprehensive analytics reporting.

Our digital marketing capabilities were acquired through organic development in-house and through our efforts as a tech incubator and early adopter of innovative marketing tools. Currently, our operations are focused on 3 service offerings within our single segment business.

1.       Tradigital Partners - White-Label Digital Marketing Solutions for Ad Agencies. Tradigital Partners is a specialized white-label digital marketing service designed exclusively for advertising agencies to partner their traditional campaigns with digital. This solution allows agencies to expand their service offerings by providing cutting-edge digital marketing solutions under their own brand, without the need for in-house expertise or infrastructure.

Key Features & Benefits:

▪	Seamless White-Label Integration: Agencies can deliver top-tier digital marketing services without investing in additional personnel or technology.
▪	Advanced Data & Targeting Capabilities: Provides agencies with access to behavior-based audience targeting and real-time data to optimize client campaigns.
▪	Scalability & Customization: Services can be tailored to fit agency-specific needs, allowing for a flexible, on-demand partnership model.
▪	Comprehensive Support & Training: Ensures agencies and their teams are fully equipped to leverage the platform for client success.

Tradigital Partners empowers ad agencies to compete in an increasingly digital world by offering best-in-class solutions without the overhead or complexity of developing them in-house.

2.       Put-Thru - Enterprise-Grade Digital Marketing, Scaled for SMBs. Put-Thru is a digital marketing tech stack designed specifically for small and medium-sized businesses (SMBs). Unlike enterprise-level marketing platforms that require significant investment and expertise, Put-Thru delivers powerful digital advertising solutions at an affordable price point, helping SMBs compete with larger brands.

Key Features & Benefits:

▪	Cost-Effective Ad Tech: Offers sophisticated digital marketing tools at a fraction of the cost of traditional enterprise solutions.
▪	Behavior-Based Targeting: Uses real-time consumer behavior data to improve ad efficiency and minimize wasted spend.
▪	Simple & Scalable: Provides small businesses with a user-friendly platform that can scale as they grow.
▪	Omnichannel Marketing Solutions: Integrates with multiple advertising channels, including social media, search, and display networks.

Put-Thru democratizes digital marketing by making high-quality, data-driven advertising accessible to SMBs, ensuring they reach the right audience without overspending.

3.       PickPocket - DIY Digital Marketing Platform for Small Business Owners. Pick Pocket is a do-it-yourself (DIY) digital marketing platform built for small business owners who want to take control of their advertising efforts while cutting out the waste of audiences that don't make sense for their product or service. Designed for businesses with annual revenues between $500,000 and $5 million, Pick Pocket leverages behavior-based ID technology to help users build ideal customer profiles and directly target potential buyers through their mobile devices. The main goal of PickPocket is to directly target your competitors.

Key Features & Benefits:

•	DIY-Friendly Interface: A user-friendly platform that empowers business owners to create and launch campaigns without marketing expertise.
•	Behavior-Based ID Targeting: Identifies and reaches high-intent consumers based on real-time behaviors, increasing campaign effectiveness.
•	Cost-Effective Marketing Solution: Eliminates the need for expensive agency services by giving small businesses direct access to advanced marketing tools.
•	Mobile-First Approach: Optimizes ad delivery for mobile devices, ensuring businesses engage customers where they spend the most time.

Although fully developed, Pick Pocket has not yet generated revenue, presenting an opportunity for future monetization strategies, including subscriptions, performance-based pricing, or value-added services.

Strategic Vision

Specificity, Inc. is a technology company with 2 core missions:

1)	First, we endeavor to deliver the latest digital marketing technology to companies of all sizes making them nationally, regionally, and locally competitive. In this capacity, we come to the table already vertically integrated and capable of executing any size campaign flawlessly.

2)	Secondarily, Specificity is a tech incubator. We identify technology-based marketing solutions, take an equity share position in return for utilizing our internal resources to complete the buildout of technology-based solutions, and then using our marketing prowess to draw clients to these businesses. We have the internal personnel to successfully complete these projects and our marketing capabilities will deliver lower advertising costs to launch new projects making growth faster to attain.

Our Target Market in Digital Marketing

As a digital marketing agency, we are often an early adopter of innovative digital marketing tools. Our team keeps our clients ahead of the technology curve instead of chasing it. Our ability to identify audiences in granular ways other tech companies have given up on, positions us well to deliver better results at lower costs. By delivering ads to more targeted audiences, our clients enjoy the benefit of focusing their digital spend on audiences that make sense for their products and services. While the large social media/tech companies are eliminating or limiting access to targeting tools, we continue to add better targeting tools all the time.

As digital marketing continues to evolve, we often find ourselves with an incredibly unique opportunity to evolve our digital marketing tool and services to better serve the needs of our broader market. While the large tech companies and social media firms are removing targeting mechanisms from their platforms, businesses are waking up to the fact that more targeted audiences lower their cost per acquisition and dramatically improve their return on investment (“ROI”). As each day goes by, business owners have learned that the less targeted their campaigns are the more money and time they waste. Reaching the audiences they were easily able to reach just a few years back is made more expensive with the removal of targeting mechanisms. It is all done in the name of political correctness, but it is obvious to most, that their true motivation is to drive ad spend up to drive revenue for themselves.

All of these events put us in a great position to acquire new clients in mass. Our capital raises will in large part be used to grow our sales team in two regions initially and then expand quickly thereafter. The two regions we are starting with are the Tampa and New England markets and will be targeting medium sized clients with revenues between $5 million and $25 million (“Target Market”). The revenue target speaks to both retainer and retention. We know that clients with this type of revenue typically have internal marketing teams that are more suited to understand analytics and can more easily track results and leverage our digital marketing tools and services. When this is the case, these clients stay longer and are more active in running the campaign making it far easier to produce new creative campaigns and get it approved more quickly, a critical component for campaign optimization.

We know from experience in the marketplace that clients in our Target Market spend on average $5,100 per month and this data point is important because it enable us to set our pricing at levels that can sustain projected profitability after accounting for sales expenses and the overhead required to execute a digital marketing campaign for a client. Both Tampa and the New England region have a plethora of companies that fall into our Target Market approach.

We believe our 2025 focus will continue to be achieving sequential revenue growth and adding additional vertically integrated marketing solution capabilities our clients demand. We expect a portion of our capital raise in 2025 will be spent on business development, development and/or acquisition of additional digital marketing capabilities and hiring subject matter expertise to support our infrastructure and public company reporting requirements. Having a well-trained staff in place will not only allow for the expeditious on-boarding of new clients but will also go a long way in retaining clients we bring on. Strong client retention is foundational to long-term success in our business. We have already automated much of what we do so the length of time required to properly train people is drastically reduced.

Tech Incubator

In the digital marketing space, there are numerous opportunities for project completion. Men and women across the country have great ideas but not the resources to finish their projects. Our model is simple, once we identify these opportunities, we will negotiate an equity share position in return for using our resources to complete the buildout. These resources include our website design team, programmers, graphic designers, digital marketers, and management.

Due to the nature of what we do, we welcome these projects with both the ability to help complete them and the ability to market them. We can identify the audience most likely to use them and then aggressively advertise to that audience. Our goal in doing so is to spin them off into their own company and then take our profit when the time is right.

Going Concern

As reflected in the accompanying audited financial statements, during the year ended December 31, 2024, we incurred a net loss of $615,261 and used cash of $361,875 in operating activities. Although we have been able to generate revenue from contracts with customers since inception, our ability to continue as a going concern is dependent on our ability to raise capital to implement our business plan and then generate sufficient revenues to generate positive net income and cash flow.

During 2024, our ability to raise additional equity capital was delayed due to circumstances beyond our control when we learned about the SEC’s enforcement proceedings against our former audit firm BF Borgers CPA PC. We dismissed BF Borgers CPA PC as our external audit firm and hired CM3 Advisory who completed the reaudit of our 2022 and 2023 financial statements and reviewed our quarterly financial statements for 2024.

As a reminder there is no guarantee that we will be able to raise sufficient capital or generate a level of revenue to sustain our planned operations or that we will ever be profitable. Our financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we ultimately be unable to continue as a going concern.

Competition

We operate in a highly competitive and fragmented industry. We compete for business and talent with the operating subsidiaries of large global holding companies such as Omnicom Group Inc., Interpublic Group of Companies, Inc., WPP plc, Publicis Groupe SA, Dentsu Inc. and Havas SA, as well as with numerous independent agencies that operate in multiple markets. Our Partner Firms also face competition from consultancies, like Accenture and Deloitte, tech platforms, media companies and other services firms that offer related services. We must compete with all of these other companies to maintain and grow existing client relationships and to obtain new clients and assignments.

We compete at this level by providing clients with innovative marketing solutions that leverage the full power of data, technology, and superior creativity. Specificity also benefits from cooperation among its entrepreneurial Partner Firms, which enables Specificity to service the full range of global clients’ varied marketing needs through custom integrated solutions. Additionally, Specificity’s maintenance of separate, independent operating companies enables Specificity to effectively manage potential conflicts of interest by representing competing clients across its network.

Clients

As discussed above in more detail under the section titled “Our Target Market in Digital Marketing”, our Target Market is medium sized clients with revenues between $5 million and $25 million that exhibit a long term retention with an average of $5,100 per month in digital marketing services or spend. Our general geographic focus currently is in the Tampa Bay and New England areas. We will expand scope of our geographic focus in the future as we develop success in our primary markets. Due to the nature of our business and the relative size of certain contracts, which are entered into in the ordinary course of business, the loss of any single significant customer would have a material adverse effect on our results of operations. In future periods, we will continue to focus on diversifying our revenue by increasing the number of our customer contracts and seeking out partnerships that will allow us to increase our customer reach beyond our limited reach.

Intellectual Property

Intellectual property rights are important to our business. We believe we will come to rely on a combination of patent, copyright, trademark, service mark, trade secret and other rights in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We will protect our intellectual property rights in a number of ways including entering into confidentiality and other written agreements with our employees, customers, consultants and partners in an attempt to control access to and distribution of our documentation and other proprietary technology and other information. Despite our efforts to protect our proprietary rights, third parties may, in an unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology.

Summary

The Company is currently listed on OTCMarkets on the OTCID Basic Market exchange (“OTCID”) with the trading symbol “SPTY.”

Specificity brings to the digital marketing landscape a set of tools, technologies, and the talent to execute high level, hyper targeted marketing campaigns that deliver real results. These campaigns are trackable, the results are quantifiable, and we prove the ROI on every campaign. Our timing could not be better given the total paradigm shift from the tech giants. We are currently a development stage company and have operated at a net loss since our inception. While we have generated revenues from contracts with our customers; however, such revenues have not been sufficient to fund our operations and growth plans. Accordingly, our independent registered public accountants have issued a comment regarding our ability to continue as a going concern (please refer to the footnotes to the financial statements). Until such time that we are able to establish a consistent flow of revenues from our operations, which is sufficient to sustain our operating needs, management intends to rely primarily upon the Strata Agreement financing to supplement cash flows, if any, generated by our services. We estimate the costs associated with this registration to be approximately $150,000 to $200,000 for 12 months following this Offering to cover audit, legal, financial reporting, tax and related compliance and advisory costs.

Upon obtaining effectiveness, we will conduct the Offering contemplated hereby, and anticipate raising sufficient capital from this Offering to market and grow our Company. We are confident that operations will provide us with enough proceeds to fund our plan for marketing and operations for up to twelve months after the completion of this Offering. The purpose of the Offering is to raise funds to develop our business plan more quickly. While our ability to generate revenue is not correlated directly to the number of shares sold by us under this Offering, our potential to generate greater revenue can be affected by our marketing and advertising strategies and the amount of personnel the Company employs. These factors are directly related to the amount of proceeds we receive from this Offering, which corresponds to the number of shares we are successful in selling under this Offering (see “Use of Proceeds” chart). Our revenues will be impacted by how successful and well targeted the execution of our marketing campaign is, the general condition of the economy, and the number of clients we will attract. For a further discussion of our initial operations, plan of operations, growth strategy and marketing strategy see the below section entitled “Description of Business”.

Our Chief Executive Officer, Jason Wood, holds 1,000,000 shares of Series A Preferred Stock, which have voting rights equal to exactly eighty (80%) of all voting rights available at the time of any vote, including Series A Preferred voting rights. As a result, Mr. Wood has over 86.6% voting rights on all matters presented to shareholders, limiting shareholders’ ability to affect decision making if the Offering is fully subscribed. In addition, we have 560,000 shares of Series B Preferred Stock that have no voting rights, but that do convert, at the discretion of the holder, into 10% of the issued and outstanding common stock.

We do not believe the Company is a blank check company as defined in Section a (2) of Rule 419 under the Securities Act of 1933, as amended because the Company has a specific business plan and has no plans or intentions to engage in a merger or acquisition with an unidentified entity.

ClearThink Capital Partners LLC Strata Purchase Agreement and Registration Rights Agreement

This prospectus includes the resale of up to 2,000,000 shares of our common stock by ClearThink. ClearThink will obtain our common stock pursuant to a Strata Purchase Agreement entered into by ClearThink and us, dated August 19, 2025.

Although we are not mandated to sell shares under the Strata Purchase Agreement, the Strata Purchase Agreement gives us the option to sell to ClearThink up to $5,000,000 worth of our common stock (the “Commitment Amount”) over a period of 24 months, beginning on the effective date of this registration statement (the “Commitment Period”). We will have sole control over the amount of capital we draw from the Commitment Amount by submitting put notices to ClearThink, subject to several conditions. The put notices will specify certain dollar amounts not to exceed the lesser of $1,000,000 or 500% of the daily average shares traded value for the 10 days prior to the date of the put notice, but not in an amount less than $25,000 (the “Put Amount”) and will obligate ClearThink to purchase that amount of our common stock. We are able to submit put notices to ClearThink as frequently as every 10 days. As stated earlier, no put notice can request a Put Amount of more than $1,000,000 from the Commitment Amount. In addition, no put notice can request a put amount equal to more than 500% of the average daily trading volume of our common stock during the 10 trading days prior to the date of the put notice. Finally, no put notice may specify a Put Amount that would cause ClearThink to purchase a number of shares that, when added to the number of shares of our common stock then beneficially owned by ClearThink, would exceed 9.99% of the number of shares of our common stock outstanding.

On the 5 days preceding the put notice and the 5 days commencing on the date of the put notice, a valuation period of 10 days will begin (the “Valuation Period”). The Purchase Price will be 80% of the average of the two lowest daily VWAP traded prices during the Valuation Period. ClearThink is required to remit payment within 1 trading day from the date of receiving the put notice. We may terminate the Strata Purchase Agreement at any time after first submitting 1 day’s written notice to ClearThink.

In addition, ClearThink is not required to purchase any shares under the Strata Purchase Agreement unless:

•	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
•	We shall have filed with the SEC in a timely manner all reports, notices, and other documents required.

We believe that we will be able to meet all of the above obligations mandated in the Strata Purchase Agreement set forth above.

SUMMARY FINANCIAL INFORMATION

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus entitled “Risk Factors,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes appearing elsewhere in this prospectus. We derived the summary financial information for the year ended December 31, 2024, from our audited financial statements and related notes and the three and six months ended June 30, 2025, from our unaudited financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results we expect in the future.

As shown in the financial statements accompanying this prospectus, Specificity, Inc. has not generated sufficient revenues to date to cover all of its operating and business development costs required to fund its full business plan; and as a result has incurred only net losses since its inception. The Company has been issued a “going concern” opinion from our accountants, based upon the Company’s reliance upon the sale of our common stock as the sole source of funds for our future operations.

The Issuer	Specificity, Inc., a Nevada Corporation
Securities being offered by the Selling Security Holder	Up to 2,000,000 shares of Common Stock. Our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES- Common Stock”

Common Stock Outstanding Before the Offering	13,725,681 shares as of the date of this filing.

Common Stock Outstanding After the Offering	15,725,681 shares, assuming the sale of all of the shares being registered in this Registration Statement.

Offering Price per Share	The Selling Security Holder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds	We will not receive any proceeds from the sale of the share of our Common Stock by the Selling Security Holder. However, we will receive proceeds from our initial sale of shares to the Selling Stockholder pursuant to the Strata Purchase Agreement. We will pay for the expenses of this offering, except that the Selling Stockholder will pay any broker discounts or commissions or equivalent expenses applicable to the sale of its shares.

OTC Markets Symbol	SPTY

Risk Factors	An investment in our Common Stock involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section herein and the other information contained in this prospectus before making an investment decision regarding our Common Stock.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Financial Condition

Since our inception, we have been insolvent and have required debt and equity financing to maintain operations.

Since our inception, we have failed to create cashflows from revenues sufficient to cover our costs and this makes it difficult for us to evaluate our future business prospects with any degree of certainty. We expect we will continue to rely on debt and equity financing. Equity financing, in particular, has created a dilutive effect on our common stock, which has hampered our ability to attract reasonable financing terms. For the foreseeable future, we will continue to rely upon debt and equity financing to maintain operation of our company.

We have generated minimal revenues from operations, which makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

For the year ended December 31, 2024, we generated insufficient revenues to cover our operating expenses. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Our projections are based upon our best estimates on future growth. Because of the related uncertainties, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in our digital marketing revenues, cost of revenues, or general and administrative expenses. If we make poor budgetary decisions as a result of unreliable data, we may never become profitable or incur losses, which may result in a decline in our stock price.

There is substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenue or secure additional financing, we may be unable to implement our business plan and grow our business.

We are an emerging growth company with growing revenues; however, we are not yet at scale. We are in the process of ramping up our sales capabilities and future developing and refining our digital marketing services. We have an accumulated deficit and have incurred operating losses since our inception and expect losses to continue next fiscal year. Our independent registered public accounting firm has indicated in their report that these conditions raise substantial doubt about our ability to continue as a going concern for a period of 12 months from the issuance date of this report. The continuation of our business as a going concern is dependent upon the continued financial support from our stockholders.

There is uncertainty regarding our ability to grow our business to a greater extent than we can with our existing financial resources, also described above, without additional financing. We entered into a 24-month Strata Purchase Agreement with a private investor who committed to purchase up to $5,000,000 of our registered common stock at a discounted price to market. We intend to leverage this Strata Purchase Agreement to raise equity necessary to execute its full business plan upon completion of our 2024 annual audit. This source of financing is a short-term solution to our financing and growth needs. We have no other firm agreements, commitments, or understandings to secure additional financing at this time. Our long-term future growth and success is dependent upon our ability to continue selling our digital products and services, generate cash from operating activities and obtain additional financing on favorable terms. There is no assurance that we will be able to continue selling our digital products and services, generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse effect on our ability to grow our business to a greater extent than we can with our existing financial resources, also described above.

Expenses required to operate as a public company will reduce funds available to implement our business plan and could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company. Public companies have additional administrative and transactional costs to comply with securities laws and periodic compliance filing requirements, which require us to engage third party firms that provide legal, accounting, tax planning and compliance, investor relations, stock transfer agent fees (which are often transactional and expensive) and other professionals that could be costlier than planned if we enter into more complex business transactions. We may reach a point where we may be required to hire an internal team of similar experts to comply with additional SEC reporting requirements as we grow and scale our business. We anticipate that the cost of SEC reporting will be approximately $150,000 annually to meet our regulatory compliance filing requirements. We expect annual costs to rise as many of these third party firms are experiencing staffing cost increases and are passing those costs onto their clients.

Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition. If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTCID, or if we have secured a qualification, we may lose the qualification and our securities would no longer trade on the OTCID. Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Securities

Our controlling stockholder has significant influence over the Company.

As of December 31, 2024, Jason Wood, our Founder, Chairman and Chief Executive Officer, owns approximately 48% of the outstanding common stock. Additionally, Mr. Wood also holds 1,000,000 shares of Series A Preferred which have voting rights, at all times, equal to 80% of all voting rights. As a result, Jason Wood possesses significant economic influence over our affairs. His stock ownership and position as a director of the company may have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combinations or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company, which in turn could materially and adversely affect the market price of our common stock.

Minority shareholders will be unable to affect the outcome of stockholder voting as long as Jason Wood retains a controlling interest.

OTC Markets May Delist Our Securities From Trading On Its Exchange, Which Could Limit Investors’ Ability To Make Transactions In Our Securities And Subject Us To Additional Trading Restrictions.

Our common stock is listed on the OTCID Basic Market. We cannot assure you that our securities will be, or will continue to be, listed on the OTCID Basic Market or any other stock exchange in the future. In order to be eligible to continue listing our common stock on the OTCID Basic Market, we must provide current disclosure via SEC’s EDGAR system, maintain a company verified profile via OTCIQ, and provide share data through the Transfer Agent Verified Shares Program. We cannot assure you that we will be able to meet those initial listing requirements at that time. Our inability to maintain a listing on the OTCID Basic Market could significantly limit an individual investor’s ability to buy or sell our securities, if at all.

We may enter into arrangements whereby we may issue our securities to investors at a price which is less than the prevailing market price of our publicly traded common stock.

In order to establish a more reliable source of equity capital, we may issue shares to investors in private placement transactions (so-called PIPE transactions) at a discount to market ranging from 10-20% and include other terms and inducements including issuing stock warrants. In the event we execute a PIPE transaction, our shareholders may experience both price depreciation and share dilution after the transaction closes.

Our independent auditors have issued an audit opinion for Specificity, Inc. that includes a statement describing our going concern status. Our financial status creates doubt whether we will continue as a going concern.

As described in Note 2 of our accompanying audited financial statements, our auditors have issued a going concern opinion regarding the Company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such, we may have to cease operations and investors could lose part or all of their investment in our company.

Risks Related to Our Business

We have a limited operating history and have losses that we expect to continue into the future until we are able to scale our business and generate positive cash flow and a net profit.

There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations. As reflected in the financial statements, the Company had $1,559,296 in assets, and an accumulated deficit and working capital deficit of $8,081,892 and $1,171,822, respectively, as of December 31, 2024, and incurred a net loss and cash used in operations of $615,261 and $361,875, respectively, for the year ended December 31, 2024. Based upon our current plans, we expect to incur operating losses in future periods because we will be investing in sales resources to grow our Target Market base that may outpace our revenues in the short run.

We do not have any additional source of funding for our business plans and may be unable to find any such funding if and when needed, resulting in the failure of our business.

In 2023, we entered into a 24-month Strata Purchase Agreement (“Strata Agreement”) with a private investor who committed to purchase up to $5,000,000 of our registered common stock. We are presently unable to utilize this agreement due to our non-compliance with periodic financial reporting compliance which we anticipate will be remediated upon filing of our Form 10-K and first quarter 2025 quarterly report on Form 10-Q. We intend to leverage this Strata Agreement to raise equity necessary to execute our full business plan. Even with the Strata Agreement, we cannot guarantee that we will be successful in generating sufficient revenues in the future. In the event the Company is unable to generate sufficient revenues, it may be required to seek additional funding. Such funding may not be available or may not be available on terms that are beneficial and/or acceptable to the Company. In the event the Company cannot generate sufficient revenues and/or secure additional financing, the Company may be forced to cease operations and investors will likely lose some or all of their investment in the Company. Other than a short term bridge loan and shares offered by previous Offerings as reflected in our regulatory filings, no other source of capital has been identified or sought. However, our CEO and our directors have indicated a willingness to loan funds as needed during the start-up phase of our operations to cover any shortfall in funds required to pay for offering costs, filing fees, and correspondence with our shareholders. However, our directors have not guaranteed any loans to cover a shortfall in funds should our Offerings fail. As a result, we do not have an alternate source of funds should we fail to complete previous Offerings. If we do find an alternative source of capital, the terms and conditions of acquiring such capital may result in dilution and the resultant lessening of value of the shares of stockholders.

If we are not successful in raising sufficient capital to execute our business plan, we will be faced with the following options:

1.	abandon our business plans, cease operations and go out of business;
2.	continue to seek alternative and acceptable sources of capital; or
3.	bring in additional capital that may result in a change of control and/or significant shareholder dilution.

In the event any of the above circumstances occur, you could lose a substantial part or all of your investment. In addition, there can be no guarantee that the total proceeds raised in previous Offerings will be sufficient, as we have projected, to fund our business plans or that we will be profitable. As a result, you could lose any investment you make in our shares.

We operate in an intensely competitive business environment where our competitors are working on incorporating AI into their business models.

We operate in a highly competitive environment in an industry characterized by numerous advertising and marketing agencies of varying sizes, with no single advertising and marketing agency or group of agencies having a dominant position in the marketplace. Our competitors may be larger, more diversified, better funded, and have access to more advanced technology, including AI. Competitive factors include creative reputation, management, personal relationships, quality and reliability of service and expertise in particular niche areas of the marketplace. Our ability to be competitive and successful as a digital marketing company requires investment in our people, efficient use of technology capabilities (including AI solutions) and results for our clients in the form of new customers and/or expanded business relationships.

Recent changes in technology have been closing the gap between small and large competitors in our marketplace. Many of our competitors are actively experimenting with incorporating AI into their marketing services and products, which may allow them to innovate better and more quickly, which could allow them to compete more effectively on quality and price, causing us to lose business and negatively affect our ability to fully implement our business plan. AI may lower barriers to entry in our industry, and we may be unable to effectively compete with the products or services offered by new competitors. AI-related changes to the products and services on offer may affect our customers’ expectations, requirements, or tastes in ways we cannot adequately anticipate or adapt to, causing our business to lose sales, market share, or the ability to operate profitably and sustainably.

According to the April 2025 McKinsey Quarterly report, AI infrastructure spending is expected to exceed $7 trillion by 2030. AI agents and other solutions are continuing to improve as companies gather large learning data sets to train their AI models, but those models are not yet economical. As global AI infrastructure development stabilizes and if AI programming becomes more economical to implement on a wider scale (other than just large well capitalized companies), it could drive more competition within our industry.

We have invested in acquiring digital technology marketing databases, technology stacks and other tools, including alliances with other vertical providers, to build out what we believe will be the right market offering for digital marketing services for our Target Market. If our target market demands an AI generative solution then we may need to pivot a portion of our capital investment to include AI related solutions, provided the cost offering an AI solution is net accretive to our bottom line.

To the extent that we fail to efficiently integrate AI and other emerging technologies into our marketing solutions, maintain existing clients or attract new clients, our business, financial condition, operating results, and cash flows may be affected in a materially adverse manner.

We possess minimal capital, which may severely restrict our ability to develop our services. If we are unable to raise additional capital, our business will fail.

We possess minimal capital and must limit the amount of marketing we can perform with respect to our services. We feel we require annually a minimum of $1,000,000 in working capital through sales and/or capital raise activities to provide sufficient capital to fully develop our business plan. To increase our revenues over time, we need to expand services with our existing clients or close on new business from new clients. Our ability to generate new client business is heavily tied to the reputation and reach of our employees and our ability to support their creative digital marketing services with our existing digital technologies. To the extent Specificity cannot generate new business from new and existing clients due to these limitations, Specificity’s ability to grow its business and to increase its revenues will be limited.

Specificity’s business could be adversely affected if it loses or fails to attract or retain key executives or employees.

Our business requires us to obtain staff with expertise in brand marketing, creative design and development, digital marketing tools and analytics, B2C media campaigns, technology development, account managers, and other subject matter specialists. Most importantly, our employees’ skills and relationships with our clients, are among our most important assets. An important aspect of our market competitiveness is our ability to retain key employees and management personnel. Compensation for these key employees is an essential factor in attracting and retaining them, and we may not offer a level of compensation sufficient to attract and retain these key employees. As is typically the case with an emerging growth company, we offer a compensation package that includes other forms of compensation including stock. If we fail to hire and retain a sufficient number of key employees, we may not be able to compete effectively. Management succession at our operating units is very important to the ongoing results because as in any service business, the success of a particular agency is dependent upon the leadership of key executives and management and its relationships with its clients. If key executives were to leave our company, the relationships that Specificity has with its clients could be adversely affected.

Specificity is exposed to the risk of client defaults.

Despite our advanced billing approach, we are still exposed to the risk of significant uncollectible receivables from our clients in the event we provide services and fail to follow up on collecting for services. The risk of material loss could significantly increase in periods of severe economic downturn. Such a loss could have a material adverse effect on our results of operations, cash flows and financial position. We often incur expenses on behalf of our clients in order to secure a variety of media time and space. While we take precautions against default on payment for these services (such as billing in advance for services, setting an advertising spend budget, credit analysis, advance billing of clients, and in some cases acting as an agent for a disclosed principal) and have historically had a very low incidence of default.

Specificity is subject to regulations and litigation risk that could restrict our activities or negatively impact our revenues.

Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign. There has been an increasing trend in the United States and in Europe for advertisers to resort to litigation and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive. Moreover, there has recently been an expansion of specific rules, prohibitions, media restrictions, labeling disclosures, and warning requirements with respect to advertising for certain products. Proposals have been made to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditures and consequently, on our revenues.

In addition, laws and regulations related to consumer privacy, use of personal information and digital tracking technologies have been proposed or enacted in the United States and certain international markets (including the European Union’s General Data Protection Regulation, or “GDPR,” the proposed European Union “ePrivacy Regulation” and the recently enacted California Consumer Privacy Act, or “CCPA”). We face increasing costs of compliance in an uncertain regulatory environment and any failure to comply with these legal requirements could result in regulatory penalties or other legal action. Furthermore, these laws and regulations may impact the efficacy and profitability of certain digital marketing and analytics services we provide to clients, making it difficult to achieve our clients’ goals. These and other related factors could affect our business and reduce demand for certain of our services, which could have a material adverse effect on our results of operations and financial position.

Compliance with data privacy laws requires ongoing investment in systems, policies and personnel and will continue to impact our business in the future by increasing legal, operational and compliance costs. While we have taken steps to comply with data privacy laws, we cannot guarantee that our efforts will meet the evolving standards imposed by data protection authorities. In the event that we are found to have violated data privacy laws, we may be subject to additional potential private consumer, business partner or securities litigation, regulatory inquiries, governmental investigations and proceedings and we may incur damage to our reputation. Any such developments may subject us to material fines and other monetary penalties and damages, divert management’s time and attention, and lead to enhanced regulatory oversight all of which could have a material adverse effect on our business and results of operations.

We rely extensively on information technology systems and cybersecurity incidents could adversely affect us.

We rely on information technologies and infrastructure to manage our business, including digital storage of client marketing and advertising information and developing new business opportunities. Increased cybersecurity threats and attacks, which are becoming more sophisticated, pose a risk to our systems and networks. Security breaches, improper use of our systems and unauthorized access to our data and information by employees and others may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. We also have access to sensitive or personal data or information that is subject to privacy laws and regulations. Our systems and processes to protect against, detect, prevent, respond to and mitigate cybersecurity incidents and our organizational training for employees to develop an understanding of cybersecurity risks and threats may be unable to prevent material security breaches, theft, modification or loss of data, employee malfeasance and additional known and unknown threats. In addition, we use third-party service providers, including cloud providers, to store, transmit and process data. Any breakdown or breach in our systems or data-protection policies, or those of our third-party service providers, could adversely affect our reputation or business.

We are dependent upon our current officers.

We currently are managed by three key officers, and we are entirely dependent upon them in order to conduct our operations. If they should resign or die, there will be no one to run Specificity, and the company has no Key Man insurance. If our current officers are no longer able to serve as such and we are unable to find another person to replace them, it will have a negative effect on our ability to continue active business operations and could result in investors losing some or all of their investment in us.

We have identified material weaknesses in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements may not be prevented or detected on a timely basis. As of December 31, 2024, we have identified four continuing material weaknesses in internal control over financial reporting that pertain to:

▪	We had not established adequate financial reporting monitoring activities to mitigate the risk of management override, specifically because there are few employees and only one officers with management functions and therefore there is lack of segregation of duties.

▪	We had inadequate document retention policies and procedures to ensure that all financial transactions were maintained and easily accessible.

▪	We had inadequate policies and procedures related to internal control over financial reporting and as such relied heavily on outside consultants and advisors to assist us in the preparation of the annual and quarterly financial statements and partners with us to ensure compliance with US GAAP and SEC disclosure requirements.

▪	We currently do not have board of directors and audit committee oversight. The lack of oversight of by a board of directors could result in failure to ensure robust financial reporting, internal controls and inaccurate disclosures. Additionally, the lack of oversight could result in a conflict of interest, undermine board objectivity, transparency, and compliance.

In July of 2025 we engaged an outside consultant to provide fractional Chief Financial Officer and SEC Reporting Compliance services. Our outside consultant is developing a remediation plan for 2025 and 2026 which includes (i) building an information repository for all financial transactions, (ii) developing and implementing monthly financial accounting and reporting procedures, (iii) financial management coaching and development; and (iv) collaborating with senior management and operational teams to put in place critical policies and procedures to address our lack of segregation of duties as practical given the staff size. We cannot assure you our remediation efforts will occur within a specific timeframe as we are continuing to develop a formal set of plans.

These identified material weaknesses will not be remediated until all necessary internal controls have been designed, implemented, tested and determined to be operating effectively. In addition, we may need to take additional measures to address the material weakness or modify the planned remediation steps, and we cannot be certain that the measures we have taken, and expect to take, to improve our internal controls will be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weakness- will not result in a material misstatement of our consolidated financial statements. Moreover, we cannot assure you that we will not identify additional material weakness in our internal control over financial reporting in the future.

Until we remediate the material weakness, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected. This failure could negatively affect the market price and trading liquidity of our common units, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties and generally materially and adversely impact our business and financial condition.

Risks Related to This Offering

Our existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Strata Purchase Agreement with ClearThink.

The sale of our common stock to ClearThink in accordance with the Strata Purchase Agreement may have a dilutive impact on our shareholders. As a result, the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put options, the more shares of our common stock we will have to issue to ClearThink in order to exercise a put under the Strata Purchase Agreement. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which may cause a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

The issuance of shares pursuant to the Strata Purchase Agreement with ClearThink may have a significant dilutive effect.

Depending on the number of shares we issue pursuant to the Strata Purchase Agreement, it could have a significant dilutive effect upon our existing shareholders. Although the number of shares that we may issue pursuant to the Strata Purchase Agreement will vary based on our stock price (the higher our stock price, the less shares we have to issue) the information set out below indicates the potential dilutive effect to our shareholders, based on different potential future stock prices, if the full amount of the Strata Purchase Agreement is realized.

ClearThink will pay less than the then-prevailing market price of our common stock, which could cause the price of our common stock to decline.

Our common stock to be issued under the ClearThink Strata Purchase Agreement will be purchased at an 80% discount of the average of the 2 lowest daily VWAP during the 5 trading days immediately preceding and the 5 days immediately commencing and following our notice to ClearThink of our election to exercise our "put" right.

ClearThink has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If ClearThink sells our shares, the price of our common stock may decrease. If our stock price decreases, ClearThink may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Strata Purchase Agreement may cause the price of our common stock to decline.

ClearThink has entered into similar agreements with other public companies and may not have sufficient capital to meet our put notices.

ClearThink has entered or may in the future enter into similar Strata Purchase Agreements with other public companies, and some of those companies have filed registration statements with the intent of registering shares to be sold to ClearThink pursuant to Strata Purchase Agreements. We do not know if management at any of the companies who have or will have effective registration statements intend to raise funds now or in the future, what the size or frequency of each put request would be, if floors will be used to restrict the amount of shares sold, or if the Strata Purchase Agreement will ultimately be cancelled or expire before the entire amount of shares are put to ClearThink. Since we do not have any control over the requests of these other companies, if ClearThink receives significant requests, it may not have the financial ability to meet our requests. If so, the amount of available funds may be significantly less than we anticipate.

We are registering an aggregate of 2,000,000 shares of common stock to be issued under the Strata Purchase Agreement with ClearThink. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 2,000,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Strata Purchase Agreement. The sale of these shares into the public market by ClearThink could depress the market price of our common stock.

We may not have access to the full amount available under the Strata Purchase Agreement.

We have not drawn down funds and have not issued shares of our common stock under the Strata Purchase Agreement with ClearThink. Our ability to draw down funds and sell shares under the Strata Purchase Agreement requires that the registration statement, of which this prospectus is a part, be declared effective by the SEC, and that this registration statement continue to be effective. In addition, the registration statement of which this prospectus is a part registers 2,000,000 Put Shares issuable under the Strata Purchase Agreement, and our ability to access the Strata Purchase Agreement to sell any remaining shares issuable under the Strata Purchase Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These subsequent registration statements may be subject to review and comment by the staff of the SEC and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these subsequent registration statements cannot be assured. The effectiveness of these subsequent registration statements is a condition precedent to our ability to sell the shares of common stock subject to these subsequent registration statements to ClearThink under the Strata Purchase Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the Strata Purchase Agreement to be declared effective by the SEC in a timely manner, we will not be able to sell shares under the Strata Purchase Agreement unless certain other conditions are met. Accordingly, because our ability to draw down amounts under the Strata Purchase Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the $5,000,000 available to us under the Strata Purchase Agreement.

Certain restrictions on the extent of puts and the delivery of Put Notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the Strata purchase agreement, and as such, ClearThink may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

ClearThink has agreed, subject to certain exceptions listed in the Strata Purchase Agreement, to refrain from holding an amount of shares which would result in ClearThink or its affiliates owning more than 9.99% of the then-outstanding shares of the Company’s common stock at any one time. These restrictions, however, do not prevent ClearThink from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, ClearThink could sell more than 9.99% of the outstanding common stock in a relatively short time frame while never holding more than 9.99% at one time.

The shares being offered are defined as “penny stock”, the rules imposed on the sale of the shares may affect your ability to resell any shares you may purchase, if at all.

The shares being offered are defined as a “penny stock” under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser’s written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this Offering in the public markets.

Market for penny stock has suffered in recent years from patterns of fraud and abuse

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

●	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and,

●	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Our status as an “emerging growth company” under the JOBS Act Of 2012 may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating.

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur ongoing costs and expenses for SEC reporting and compliance, with minimal revenues and operations at a net loss we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Going forward, the Company will have ongoing SEC compliance and reporting obligations, estimated at approximately $150,000 to $200,000 annually. Such ongoing obligations will require the Company to spend additional amounts on compliance, legal, accounting, tax and auditing costs. In order for us to remain in compliance, we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

Our chairman and chief executive officer will control and make corporate decisions that may differ from those that might be made by the other shareholders.

Due to the controlling amount of their share ownership in our Company, our chairman and chief executive officer will have a significant influence in determining the outcome of all corporate transactions, including the power to prevent or cause a change in control. His interests may differ from the interests of other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our future results may vary significantly in the future, which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

We Are Unlikely To Pay Dividends

To date, we have not paid, nor do we intend to pay in the foreseeable future dividends on our common stock, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to stockholders. Prospective investors will likely need to rely on an increase in the price of Company stock to profit from an investment. There are no guarantees that any market for our common stock will ever develop or that the price of our stock will ever increase. If prospective investors purchase Shares pursuant to this Offering, they must be prepared to be unable to liquidate their investment and/or lose their entire investment.

Since we are not in a financial position to pay dividends on our common stock, and future dividends are not presently being contemplated, investors are advised that return on investment in our common stock is restricted to an appreciation in the share price. The potential or likelihood of an increase in share price is questionable at best.

If we have less than 300 record shareholders at the beginning of any fiscal year, other than the fiscal year within which this registration statement becomes effective, our reporting obligations under section 15(d) of the Exchange Act will be suspended.

There is a significant risk that we will have less than 300 record shareholders at our next fiscal year end and at the conclusion of this Offering. If we have less than 300 record shareholders and have not filed a registration pursuant to 8A of the Exchange Act, our reporting obligations under Section 15(d) of the Exchange Act will be suspended, and we would no longer be obligated to provide periodic reports following the Form 10-K for the fiscal year end immediately following this Offering. Furthermore, if, at the beginning of any fiscal year, we have fewer than 300 record shareholders for the class of securities being registered under this registration statement, our reporting obligations under Section 15(d) of the Exchange Act will be automatically suspended for that fiscal year. If we were to cease reporting, you will not have access to updated information regarding the Company’s business, financial condition, and results of operation.

USE OF PROCEEDS

The Selling Security Holder is selling all of the shares of our common stock covered by this prospectus for its own account. Accordingly, we will not receive any proceeds from the resale of our common stock. However, we will receive proceeds from any sale of the common stock to ClearThink under the Strata Purchase Agreement. We intend to use the net proceeds received for working capital or general corporate needs.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTC Markets under the symbol “SPTY”. The proposed offering price of the Shares is $0.10 and has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, on the basis of the average of the high and low transaction prices of the common stock of the Company as reported on the OTC Markets on October 9, 2025.

DILUTION

We are not offering any shares in this registration statement. All shares are being registered on behalf of the Selling Security Holder.

SELLING SECURITY HOLDER

We agreed to register for resale 2,000,000 Shares that we will put to ClearThink pursuant to the Strata Purchase Agreement. The Strata Purchase Agreement with ClearThink provides that ClearThink is committed to purchase up to $5,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Strata Purchase Agreement.

S elling Security Holder Pursuant To The Equity Purchase Agreement

ClearThink is the potential purchaser of our common stock under the Strata Purchase Agreement. The 2,000,000 Shares offered in this prospectus are based on the Strata Purchase Agreement between ClearThink and us. ClearThink may from time to time offer and sell any or all of the Shares that are registered under this prospectus. The purchase price is Eighty Percent (80%) of the average of the two (2) lowest daily VWAP during the five (5) trading days immediately preceding and the five (5) days immediately commencing and following our notice to ClearThink of our election to exercise our "put" right.

We are unable to determine the exact number of Shares that will actually be sold by ClearThink according to this prospectus due to:

•	the ability of ClearThink to determine when and whether it will sell any of the Shares under this prospectus; and
•	the uncertainty as to the number of Shares that will be issued upon exercise of our put options through the delivery of a put notice under the Strata Purchase Agreement.

The following information contains a description of how ClearThink acquired (or shall acquire) the shares to be sold in this offering. ClearThink has not held a position or office, or had any other material relationship with us, except as follows.

ClearThink Capital Partners LLC is a Limited Liability Company organized and existing under the laws of the State of Delaware. ClearThink acquired, or will acquire, all shares being registered in this offering in the financing transaction with us.

ClearThink intends to sell up to 2,000,000 Shares of our common stock pursuant to the Strata Purchase Agreement under this prospectus. On August 19, 2025 the Company and ClearThink entered into the Strata Purchase Agreement pursuant to which we have the opportunity, for a twenty-four (24) month period to sell shares of our common stock for a total price of $5,000,000. For each share of our common stock purchased under the Strata Purchase Agreement, ClearThink will pay Eighty Percent (80%) of the average of the two (2) lowest daily VWAP during the 5 trading days immediately preceding and the 5 days immediately commencing and following our notice to ClearThink of our election to exercise our "put" right.

We relied on an exemption from the registration requirements of the Securities Act to put shares on ClearThink under the Strata Purchase Agreement. The transaction involves a private offering, ClearThink is an “accredited investor” and/or qualified institutional buyer and ClearThink has access to information about the Company and its investment.

At an assumed purchase price under the Equity Purchase Agreement of $0.08 (equal to 80% of the closing bid price of our common stock of $0.10 on October 9, 2025), we will be able to receive up to $160,000 in gross proceeds, assuming the sale of the entire 2,000,000 Shares being registered hereunder pursuant to the Strata Purchase Agreement. In the event that we put the entire 2,000,000 Put Shares to ClearThink and fail to receive $5,000,000 in gross proceeds, we would be required to register additional shares to obtain the balance under the Strata Purchase Agreement at the assumed offering price of $0.08. The Company is currently authorized to issue 50,000,000 shares of its common stock. ClearThink has agreed, subject to certain exceptions listed in the Strata Purchase Agreement, to refrain from holding an amount of shares which would result in ClearThink or its affiliates from owning more than 9.99% of the then- outstanding shares of the Company’s common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the Strata Purchase Agreement. These risks include dilution of stockholders and a significant decline in our stock price.

ClearThink will periodically purchase shares of our common stock under the Strata Purchase Agreement and will in turn, sell such shares to investors in the market at the prevailing market price. This may cause our stock price to decline, which will require us to issue increasing numbers of shares to ClearThink to raise the same amount of funds, as our stock price declines.

ClearThink and any participating broker-dealers are “underwriters” within the meaning of the Securities Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission, or other expenses incurred by the Selling Security Holder in connection with the sale of such shares.

Neither the Selling Security Holder nor any of its associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Security Holder, the number of shares of common stock beneficially owned by the Selling Security Holder as of the date hereof and the number of shares of common stock being offered by the Selling Security Holder. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holder may offer all or part of the shares for resale from time to time. However, the Selling Security Holder is under no obligation to sell all or any portion of such shares nor is the Selling Security Holder obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holder. The column entitled “Amount Beneficially Owned After the Offering” assumes the sale of all shares offered.

	Shares		Amount
	Beneficially		Beneficially	Percent
	Owned		Owned	Beneficially
	Prior to	Shares to	After	Owned After
Name	Offering	be Offered	Offering	Offering
ClearThink Capital Partners LLC	600,000	2,000,000	2,600,000	34.6%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

This prospectus relates to the resale of up to 2,000,000 Shares issued pursuant to the Strata Purchase Agreement held by the Selling Security Holder.

The Selling Security Holder may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. The Selling Security Holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will sell the shares as agent;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions;
•	broker-dealers may agree with the Selling Security Holder to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Security Holder may be deemed an underwriter. Pursuant to the terms of the Strata Purchase Agreement, the Selling Security Holder may not engage in any short sales of the Company’s common stock or other hedging activities. The Selling Security Holder may sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for itself or its customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Security Holder will attempt to sell shares of the Company’s common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Security Holder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Security Holder. In addition, any brokers, dealers, or agents, upon effecting the sale of any of the shares offered in this prospectus are “underwriters” as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions, and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Security Holder. The Selling Security Holder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The Selling Security Holder may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgee or secured parties may offer and sell such the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

The Selling Security Holder also may transfer the shares of common stock in other circumstances, in which case the transferees or pledgees will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee or transferee as selling security holders under this prospectus.

We are required to pay all fees and expenses in relation to the registration of the shares of common stock. Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Security Holder.

The Selling Security Holder acquired the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Security Holder. We will file a supplement to this prospectus if the Selling Security Holder enters into a material arrangement with a broker-dealer for the sale of common stock being registered. If the Selling Security Holder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Security Holder. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner, and size of each sale.

We will pay all expenses incident to the registration, offering, and sale of the shares of our common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers, and agents. If any of these other expenses exist, we expect ClearThink to pay these expenses. We have agreed to indemnify ClearThink and its controlling persons against certain liabilities, including liabilities under the Securities Act. We will not receive any proceeds from the resale of any of the shares of our common stock by ClearThink. We may, however, receive proceeds from the sale of our common stock under the Strata Purchase Agreement. Neither the Strata Purchase Agreement nor any rights of the parties under the Strata Purchase Agreement may be assigned or delegated to any other person.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 50,000,000 shares of Common Stock, $0.001 par value per share. The holders of our Common stock:

1.	Have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors

2.	Are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs.

3.	Do not have the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights.

4.	Are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, which means that the holders voting for the election of directors, may cast such votes equal to the total number of shares owned by each shareholder for each of the duly nominated directors, if they so choose.

Preferred Stock

Series A Preferred.

We are authorized to issue up to 1,000,000 shares of Series A Preferred Stock, $0.001 par value per share. Currently there are 1,000,000 shares of Series A Preferred Stock issued and outstanding. Holders of the Series A Preferred Stock of the following rights and obligations:

V oting: The aggregate of all holders of the Series A Preferred Stock shall have the collective right to vote equal to 80% of all voting rights available at the time of any vote. Holders of the Series A Preferred Stock also have the right to call a special meeting of the shareholders, to remove and/or replace the Board of Directors or management of the Company.

Conversion: Holders of the Series A Preferred Stock have the right to convert, at their sole discretion, each share of Series A Preferred Stock into five (5) shares of Common Stock of the Company.

Series B Preferred.

We are authorized to issue up to 560,000 shares of Series B Preferred Stock, $0.001 par value per shares. There are currently 560,000 shares of Series B Preferred Stock issued and outstanding. Holders of the Series B Preferred Stock of the following rights and obligations:

V oting: Holders of Series B Preferred Stock have no voting rights.

Conversion: Shares of Series B Preferred Stock shall convert, at the discretion of the holder, into a pro rata number of shares of common stock being converted at the time that is the pro rata portion of ten percent (10%) of the issued and outstanding common stock.

Dividends

It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

There are two sets of 200,000 warrants, totaling 400,000 warrants outstanding as of August 21, 2025, as further described below:

On October 1, 2021, the Company issued 200,000 detachable warrants at an exercise price of $3.00 per warrant in connection with a private equity offering. While the Company contemporaneously issued warrants in connection with this capital raise transaction, these warrants are subject to separate agreements with different terms and conditions that are not closely related. The warrants issued in connection with the sale of common stock may be exercised at the option of the purchaser and may only be settled in shares of common stock upon payment of the exercise price stated in the stock purchase agreement. These freestanding warrants are classified as an equity instrument and have no expiration date There were no exercises of warrants to purchase common stock since these warrants were issued.

On April 25, 2023, the Company issued 200,000 detachable freestanding warrants at an exercise price of $5.00 per warrant, as additional consideration in connection with a Convertible Note. While the Company contemporaneously issued warrants in connection with a Convertible Note issuance, these warrants are subject to separate agreements with different terms and conditions that are not closely related. The warrants issued in connection with the sale of common stock may be exercised at the option of the purchaser and may only be settled in shares of common stock upon payment of the exercise price stated in the stock purchase agreement. These freestanding warrants are classified as an equity instrument and have no expiration date. There were no exercises of warrants to purchase common stock since these warrants were issued.

Transfer Agent and Registrar

Our transfer agent is West Coast Stock Transfer with an address of 721 N. Vulcan Ave., #205, Encinitas, California 92024, and a phone number of (619) 664- 4780.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

INFORMATION WITH RESPECT TO REGISTRANT

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF SPECIFICITY, INC. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THIS REGISTRATION STATEMENT. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS AND LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

DESCRIPTION OF BUSINESS

Company Overview

Specificity, Inc. (the “Company”, “Specificity”, “we”, “our” or “us”) was incorporated in the State of Nevada on November 25, 2020, and our fiscal year end is December 31. The Company’s administrative address is 8429 Lorraine Rd., Suite 377, Lakewood Ranch, FL 34202. Our telephone number is (813) 364-4744.

We had nominal revenues to date and limited cash on hand. We have sustained losses since inception and have relied solely upon the sale of our securities for funding.

Specificity has never declared bankruptcy, been in receivership, or involved in any kind of legal proceeding. The Company, its directors, officers, affiliates, and promoters, have not and do not intend to enter into negotiations or discussions with representatives or owners of any other businesses or companies regarding the possibility of an acquisition or merger.

Our Business

At our core we are a full service digital marketing firm that delivers cutting-edge marketing solutions to identify and market in real-time to potential customers who are actively in the buying cycle. Our digital marketing solutions focus on Business to Business (“B2B”) and Business to Consumer (“B2C”) markets and give small and medium sized businesses (“SMBs”) a fair chance to capture online traffic. Our underlying technology solution utilizes BiToS and Mobile Advertising Identifiers (MAIDs) to build audiences, effectively eliminating bot traffic and ad waste and produces real-time messaging opportunities to reach target audiences more efficiently than broad based market messaging platforms. We also implement intuitive ad sequencing, audience ID technology, Artificial Intelligence (“AI”) integration, saturation modeling, conversion funneling, Customer Relationship Management (“CRM”) integration, traffic resolution, and comprehensive analytics reporting.

Our digital marketing capabilities were acquired through organic development in-house and through our efforts as a tech incubator and early adopter of innovative marketing tools. Currently, our operations are focused on 3 service offerings within our single segment business.

1.            Tradigital Partners - White-Label Digital Marketing Solutions for Ad Agencies. Tradigital Partners is a specialized white-label digital marketing service designed exclusively for advertising agencies to partner their traditional campaigns with digital. This solution allows agencies to expand their service offerings by providing cutting-edge digital marketing solutions under their own brand, without the need for in-house expertise or infrastructure.

Key Features & Benefits:

▪	Seamless White-Label Integration: Agencies can deliver top-tier digital marketing services without investing in additional personnel or technology.
▪	Advanced Data & Targeting Capabilities: Provides agencies with access to behavior-based audience targeting and real-time data to optimize client campaigns.
▪	Scalability & Customization: Services can be tailored to fit agency-specific needs, allowing for a flexible, on-demand partnership model.
▪	Comprehensive Support & Training: Ensures agencies and their teams are fully equipped to leverage the platform for client success.

Tradigital Partners empowers ad agencies to compete in an increasingly digital world by offering best-in-class solutions without the overhead or complexity of developing them in-house.

2.            Put-Thru - Enterprise-Grade Digital Marketing, Scaled for SMBs. Put-Thru is a digital marketing tech stack designed specifically for small and medium-sized businesses (SMBs). Unlike enterprise-level marketing platforms that require significant investment and expertise, Put-Thru delivers powerful digital advertising solutions at an affordable price point, helping SMBs compete with larger brands.

Key Features & Benefits:

▪	Cost-Effective Ad Tech: Offers sophisticated digital marketing tools at a fraction of the cost of traditional enterprise solutions.
▪	Behavior-Based Targeting: Uses real-time consumer behavior data to improve ad efficiency and minimize wasted spend.
▪	Simple & Scalable: Provides small businesses with a user-friendly platform that can scale as they grow.
▪	Omnichannel Marketing Solutions: Integrates with multiple advertising channels, including social media, search, and display networks.

Put-Thru democratizes digital marketing by making high-quality, data-driven advertising accessible to SMBs, ensuring they reach the right audience without overspending.

3.            PickPocket - DIY Digital Marketing Platform for Small Business Owners. Pick Pocket is a do-it-yourself (DIY) digital marketing platform built for small business owners who want to take control of their advertising efforts while cutting out the waste of audiences that don't make sense for their product or service. Designed for businesses with annual revenues between $500,000 and $5 million, Pick Pocket leverages behavior-based ID technology to help users build ideal customer profiles and directly target potential buyers through their mobile devices. The main goal of PickPocket is to directly target your competitors.

Key Features & Benefits:

▪	DIY-Friendly Interface: A user-friendly platform that empowers business owners to create and launch campaigns without marketing expertise.
▪	Behavior-Based ID Targeting: Identifies and reaches high-intent consumers based on real-time behaviors, increasing campaign effectiveness.
▪	Cost-Effective Marketing Solution: Eliminates the need for expensive agency services by giving small businesses direct access to advanced marketing tools.
▪	Mobile-First Approach: Optimizes ad delivery for mobile devices, ensuring businesses engage customers where they spend the most time.

Although fully developed, Pick Pocket has not yet generated revenue, presenting an opportunity for future monetization strategies, including subscriptions, performance-based pricing, or value-added services.

Strategic Vision

We are a technology company with two core missions:

▪	First, we endeavor to deliver the latest digital marketing technology to companies of all sizes making them nationally, regionally, and locally competitive. In this capacity, we come to the table already vertically integrated and capable of executing any size campaign flawlessly.

▪	Second, we are a tech incubator. We identify technology-based marketing solutions, take an equity share position in return for utilizing our internal resources to complete the buildout of technology-based solutions, and then using our marketing prowess to draw clients to these businesses. We have the internal personnel to successfully complete these projects and our marketing capabilities will deliver lower advertising costs to launch new projects making growth faster to attain.

Industry Overview

Prior to the COVID-19 pandemic, advertising had been the primary service provided by the marketing communications industry. However, as clients aim to establish one-to-one relationships with customers, and more accurately measure the effectiveness of their marketing expenditures, specialized and digital communications services as well as data and analytics services are consuming a growing portion of marketing dollars. Over the last year, digital transformation has been meaningfully accelerated, with businesses across all categories relying on the strength of their e- commerce and digital experiences. The Company believes these accelerated changes in the way consumers interact with media and brands are increasing the demand for a broader range of non-advertising marketing communications services (i.e., user experience design, digital products, Artificial Intelligence, Augmented Reality, product innovation, direct marketing, sales promotion, interactive, mobile, strategic communications, research, and public relations), which we expect could have a positive impact on our results of operations. In addition, the rise of technology and data solutions have rendered scale less crucial than it once was in areas such as media buying, creating significant opportunities for agile and modern players. Global marketers now demand breakthrough and integrated creative ideas, and no longer require traditional brick-and-mortar communications partners in every market to optimize the effectiveness of their marketing efforts. Combined with the fragmentation of the media landscape, these factors provide new opportunities for small to mid-sized communications companies like those in the Specificity network. In addition, marketers now require even greater speed-to-market to drive financial returns on their marketing and media investment, causing them to turn to more nimble, entrepreneurial, and collaborative communications firms.

Targeted Clients

Our Target Market is medium sized clients with revenues between $5 million and $25 million that exhibit a long term retention with an average of $5,100 per month in digital marketing services or spend. Our general geographic focus currently is in the Tampa Bay and New England areas. We will expand scope of our geographic focus in the future as we develop success in our primary markets. Due to the nature of our business and the relative size of certain contracts, which are entered into in the ordinary course of business, the loss of any single significant customer would have a material adverse effect on our results of operations. In future periods, we will continue to focus on diversifying our revenue by increasing the number of our customer contracts and seeking out partnerships that will allow us to increase our customer reach beyond our limited reach.

Competition

Specificity operates in a highly competitive and fragmented industry. We compete for business and talent with the operating subsidiaries of large global holding companies such as Omnicom Group Inc., Interpublic Group of Companies, Inc., WPP plc, Publicis Groupe SA, Dentsu Inc. and Havas SA, as well as with numerous independent agencies that operate in multiple markets. Our Partner Firms also face competition from consultancies, like Accenture and Deloitte, tech platforms, media companies and other services firms that offer related services. We must compete with all of these other companies to maintain and grow existing client relationships and to obtain new clients and assignments.

We compete at this level by providing clients with innovative marketing solutions that leverage the full power of data, technology, and superior creativity. Specificity also benefits from cooperation among its entrepreneurial Partner Firms, which enables Specificity to service the full range of global clients’ varied marketing needs through custom integrated solutions. Additionally, Specificity’s maintenance of separate, independent operating companies enables Specificity to effectively manage potential conflicts of interest by representing competing clients across its network.

Government Regulation

The marketing and communications services that our agencies provide are subject to laws and regulations in all of the jurisdictions in which we operate. These include laws and regulations that affect the form and content of marketing and communications activities that we produce for our clients and, for our digital services, laws and regulations concerning user privacy, use of personal information, data protection and online tracking technologies. We are also subject to laws and regulations that govern whether and how we can receive, transfer or process data that we use in our operations, including data shared between countries in which we operate. Our international operations are also subject to broad anti-corruption laws. While these laws and regulations could impact our operations, compliance in the normal course of the Company’s business did not significantly impact the services we provide and did not have a material effect on our business, results of operations or financial position. Additional information regarding the impact of laws and regulations on our business is included in Item 1A. Risk Factors under the heading “Specificity is subject to regulations and litigation risk that could restrict our activities or negatively impact our revenues.

Employees and Consultants

As of December 31, 2024, we had approximately 8 full-time employees. We contract with independent consultants and employ temporary or full-time employees as needed. Potential employees possessing the unique qualifications required are readily available for both part-time and full-time employment. The primary method of soliciting personnel is through recruiting resources directly utilizing all known sources including electronic databases, public forums, and personal networks of friends and former co-workers.

We believe that our future success will depend in part on our continued ability to offer competitive market compensation packages to attract and retain highly skilled, highly motivated and disciplined managerial, technical, sales and support personnel. In addition, confidentiality and non-disclosure agreements are in place with many of our clients, employees and consultants and such agreements are included our policies and procedures. None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Research and Development Activities and Costs

We have spent no time on specialized research and development activities and have no plans to undertake any research or development in the future.

DESCRIPTION OF PROPERTY

The Company’s principal business and corporate address is 8429 Lorraine Rd., Suite 377, Lakewood Ranch, FL 34202; the telephone number is (813) 364-4744. Our employees primarily work on a remote basis in the United States.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceedings nor are we aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company is listed on the OTCID Basic Market exchange with the trading symbol “SPTY”.

As of the date of this Prospectus statement, the Company had 3,233,205 free trading shares outstanding, of which 1,504,099 have been deposited with DTCC. As of October 3, 2025, the Company has 10,492,476 shares of restricted common stock outstanding, of which 6,510,000 are owned by Jason Wood, and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

Holders of Our Common Stock

As of the date of this Prospectus statement, we have one hundred fifty-five (155) total active Common Stock shareholders.

Registration Rights

We have no outstanding shares of common stock or any other securities to which we have granted registration rights.

Rule 144 Shares

After the date this Prospectus is declared effective, 10,492,476 of our outstanding shares of common stock will be “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, is an exemption that generally provides that a person who has continuously owned shares for a six-month holding period securities may sell the shares, provided the Company is current in its reporting obligations under the Exchange Act. The shares owned by our officers and directors are considered control securities for the purpose of Rule 144. As such, officers, directors and affiliates are subject to certain manner of resale provisions, including an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding common stock. Our officers and directors collectively own 7,637,873 shares, or 55.6%, of the current outstanding and issued common stock. When these shares become available for resale, the sale of these shares by these individuals, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of the Company’s common stock in any market that might develop.

Reports

Following the effective date of this Registration Statement we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Transfer Agent

Our transfer agent is West Coast Stock Transfer with an address of 721 N. Vulcan Ave., #205, Encinitas, California 92024, and a phone number of (619) 664- 4780.

DIVIDEND POLICY

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

SELECTED FINANCIAL DATA AND MANAGEMENT’S DISCUSSION AND ANALYSIS

The following financial information summarizes the more complete historical financial information at the end of this Prospectus.

Management’s Discussion and Analysis of Financial Condition And Results Of Operations

This section of the Prospectus includes a number of forward-looking statements that reflect our current views regarding the future events and financial performance of Specificity.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations for the Year Ended December 31, 2024 as Compared to the Year Ended December 31, 2023

Revenues

During the year ended December 31, 2024, our revenue decreased to $991,143 as compared to $1,096,575 in the same period last year. The decrease in revenues was primarily related to delays of new client marketing campaigns that were outside our control. The timing of revenues may vary from time to time depending on the types of marketing services and campaigns authorized by our clients.

Cost of Revenues

During the year ended December 31, 2024, cost of revenues slightly decreased to $522,715 as compared to $548,278 last year. The decrease was due to lower market data costs we use to run client marketing campaigns and services. Our total cost of services may fluctuate from time to time depending on the types of marketing services and campaigns we run for our clients.

Operating Expenses

During the year ended December 31, 2024, operating expenses significantly decreased to $974,128 as compared to $1,322,607 last year. The decrease in operating expenses was primarily due to a reduction in our sales team and administrative staff. We attempted to execute an aggressive sales growth strategy in 2022 and 2023 to test our ability to scale our business model; but later decided near the end of 2023 to scale back and run with a nimbler and more experienced sales team.

Other Expenses

During the year ended December 31, 2024, other expenses decreased to $109,561 as compared to $295,326 last year. In 2024, we recorded an extinguishment of debt charge of $11,409 related to our convertible note conversion rate modification and another charge of $29,242 related to our early termination of our operating lease and the remainder related to our working capital funded debt interest costs. In 2023, we had higher interest charges related to original issue discounts tied to convertible debt and related debt inducements and a non-recurring intangible asset impairment charge associated with our decision to discontinue our investor center software solution.

Provision for Income Taxes

During the year ended December 31, 2024 and 2023, there was no provision for income taxes as we had a net operating losses. In 2023, we placed a full valuation allowance on net deferred tax assets of approximately $2,129,650.

Net Loss

During the year ended December 31, 2024, our net loss decreased to $615,261 as compared to $1,069,636 last year due to the reasons stated above.

Results of Operations – Three Months Ended June 30, 2025, as compared to June 30, 2024

Revenues

For the three month period ended June 30, 2025 our revenues increased to $266,300 as compared to $234,690 during the same period last year, primarily due to an additional client in the current quarter. In the ordinary course of our business, large marketing campaigns for specific events or promotions that are nonrecurring in nature could create some variability in our revenues quarter to quarter.

Cost of Revenues

For the three month period ended June 30, 2025 cost of revenues increased to $154,929 as compared to $128,136 in the same period last year. The increase in cost of revenues was due to higher quality and higher cost digital marketing data sources and related platform costs to manage our client base.

Operating Expenses

Operating expenses include sales and marketing, capital raise promotion costs, general and administrative, share-based compensation and depreciation and amortization. The primary drivers of operating expenses are sales and marketing and general and administrative expenses (of which professional fees represent more than 50% of the total costs). For the three month period ended June 30, 2025 operating expenses increased to $178,664 as compared to $142,602 in the same period last year primarily driven by onboarding of a new COO, higher legal, accounting and advisory fees to guide our capital market raise and public company reporting compliance costs. We anticipate higher operating expenses as we continue to rise over time as we support sales growth initiatives and capital market equity raise activity.

Other Expenses

For the three month period ended June 30, 2025 other expenses solely consisted of related party interest expense and remained unchanged at $12,500 as compared to $12,500 in the same period last year.

Provision for Income Taxes

For the three month period ended June 30, 2025 there was no provision for income taxes as we had continuing net operating losses. We placed a full valuation allowance on net deferred tax assets.

Net Loss

For the three month period ended June 30, 2025 our net loss increased to $79,793 as compared to $48,548 in the same period last year, primarily due to higher cost of revenues and operating expenses as described above.

Results of Operations – Six Months Ended June 30, 2025, as compared to June 30, 2024

Revenues

For the six month period ended June 30, 2025 our revenues decreased to $564,350 as compared to $633,551 during the same period last year, primarily due to a large financial services clients’ temporary deferral of marketing and advertising spend to allow them time to catch up with lead generation created by our team from prior months services. In the ordinary course of our business, our contractual arrangements allow our clients to occasionally pause their marketing services and spend to allow them to catch up with our lead generation volume. Additionally, large marketing campaigns for specific events or promotions that are nonrecurring in nature could create some variability in our revenues quarter to quarter.

Cost of Revenues

For the six month period ended June 30, 2025 cost of revenues increased to $309,705 as compared to $242,795 in the same period last year. The increase in cost of revenues was due to higher quality and higher cost digital marketing data sources and related platform costs to manage our client base.

Operating Expenses

Operating expenses include sales and marketing, capital raise promotion costs, general and administrative, share-based compensation and depreciation and amortization. The primary drivers of operating expenses are sales and marketing and general and administrative expenses (of which professional fees represent more than 50% of the total costs). For the six month period ended June 30, 2025 operating expenses increased to $449,654 as compared to $391,223 in the same period last year primarily driven by onboarding of a new COO, higher legal, accounting and advisory fees to guide our capital market raise and public company reporting compliance costs. We anticipate higher operating expenses as we continue to rise over time as we support sales growth initiatives and capital market equity raise activity.

Other Expenses

For the six month period ended June 30, 2025 other expenses solely consisted of related party interest expense and remained unchanged at $12,500 as compared to $12,500 in the same period last year.

Provision for Income Taxes

For the six month period ended June 30, 2025 and 2024 there was no provision for income taxes as we had continuing net operating losses. We placed a full valuation allowance on net deferred tax assets.

Net Loss

For the six month period ended June 30, 2025 our net loss increased to $220,009 as compared to $85,028 in the same period last year, primarily due to higher cost of revenues and operating expenses as described above.

Plan of Operation

All statements contained in this Prospectus, other than statements of historical facts, that address future activities, events, or developments, are forward-looking statements, including, but not limited to, statements containing the word “believe,” “anticipate,” “expect” and word of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance, and that actual results may differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation: established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company’s actual results could differ materially from those discussed here.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses. Accordingly, we must raise sufficient capital from other sources. Our only other source for cash at this time is investments by others. We must raise cash to stay in business. In response to these problems, management intends to raise additional funds through public or private placement offerings. At this time, however, the Company does not have plans or intentions to raise additional funds by way of the sale of additional securities, other than pursuant to this Offering.

Limited Operating History; Need for Additional Capital

There is incomplete historical financial information about us on which to base an evaluation of our performance. We are a development stage company and have generated minimal revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in developing our website, and possible cost overruns due to the price and cost increases in supplies and services.

If we are unable to meet our needs for cash through revenues or from either the money that we raise from our Offering, or possible alternative sources, then we may be unable to continue, develop, or expand our operations.

We have no plans to undertake any product research and development during the next twelve months. There are also no plans or expectations to acquire or sell any plant or plant equipment in the first year of operations.

Liquidity and Capital Resources

To meet our need for cash for expansion we are attempting to raise money from our Offering. We cannot guarantee that we will be able to sell all the shares. If we are successful, the money raised will be applied to the items set forth in this plan of operations. However, regardless of our ability to raise money from the Offering, we believe that our operations will be sufficiently supported by cashflows derived from sale of our products and services.

Our officer has agreed to advance funds as needed until the public offering is completed or failed. While he has agreed to advance the funds, the agreement is verbal and is unenforceable as a matter of law.

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. At June 30, 2025, we had a net working capital deficit of approximately $1,301,209 compared to a net working capital deficit of $1,171,822 at December 31, 2024. Our immediate sources of liquidity include cash and cash equivalents and accounts receivable; however, these cashflows from operations at this stage of our development will not sustain our operations. As shown in our audited financial statements, we have, since inception, financed operations and limited capital expenditures through the sale of stock and convertible notes and working capital funded debt. We relied on proceeds from customer payments and financing activities from the sale of common stock to fund our business operations and growth plans.

C ash flows for the six months ended June 30, 2025.

Cash Flows from Operating Activities

Cash provided by (used in) operating activities provides an indication of our ability to generate sufficient cash flow from our recurring business activities. For the six month period ended June 30, 2025, net cash provided by operations was $14,980 driven primarily by conversion of outstanding accounts payable due to service provider in exchange for common stock, which preserved our operating cash flow. For the six month period ended June 30, 2024, net cash used in operations was $29,603 driven primarily by current year operating loss.

Cash Flows from Investing Activities

For the six month period ended June 30, 2025 or 2024, there were no inflows or outflows for investing activities.

Cash Flows from Financing Activities

Cash provided by (used in) financing activities provides an indication of our debt financing and proceeds from capital raise transactions. For the six month period ended June 30, 2025, net cash used in financing activities was $10,885, primarily due to repayments of working capital funding advances from shareholder loans, partially offset by advances expected to be settled under the Strata agreement. For the six month period ended June 30, 2024, net cash used in financing activities was $12,349, primarily due to the repayment of working capital funding advances from specialty lenders.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our significant accounting policies are more fully described in the notes to our audited financial statements. Those material accounting estimates that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed immediately below and are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Use of estimates in the preparation of financial statements.

Preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates include the allowance for doubtful accounts and impairment assessments related to long-lived assets.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of our current director and executive officer, as well as the principal offices and positions he holds. Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his successor at the next meeting of shareholders, death, resignation, or removal by the Board of Directors. Other than Jason Wood, the Company has no promoters as that term is defined by Rule 405 of Regulation S-K.

Name	Age	Position
Jason Wood	49	Director, Chairman, President, CEO, CFO, Secretary and Treasurer
Kevin D. Frisbie	53	Director and Former Chief Revenue Officer
Richard Berry	59	COO, Appointed November 1, 2024
Bill Anderson	69	Director, COO, Retired July 1, 2024

No executive officer or director of the corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

No executive officer or director of the corporation is the subject of any pending legal proceedings.

Background Information about Our Officer and Director

Jason Wood – Founder, Chairman and CEO

Jason Wood is the founder and majority owner of Specificity, Inc. Jason is responsible for leading the vision and growth of the company. Jason put together four portfolio digital marketing companies into the current digital marketing offering to reach hyper-focused audiences to boost sales for clients. Prior to forming Specificity Jason was the CEO of Actionable Insights, a digital marketing firm that was formed in October 2011.

Jason studied Marketing at the University of Missouri while on a full athletic scholarship before transferring to Southwest Missouri State University. After college, Jason immediately began a sales career in Springfield, Missouri whereby his passion for sales and marketing flourished, catapulting him into the world of sales and marketing. Jason earned countless sales awards throughout his career. In fact, he was the top performing salesperson for every company for whom he worked. Wood’s entrepreneurial background is just as impressive. Jason successfully owned and operated an automotive lift company, two sales/marketing consulting firms, a digital marketing firm and now leads Specificity Inc.

Kevin D. Frisbie – Director and Chief Revenue Officer

Kevin Frisbie is a director of Specificity, Inc. Kevin is currently the Founder and President of Frisbie & Associates, a comprehensive financial services firm with offices in Lewiston, Brewer, and Mexico, Maine, with other affiliate locations in Saco, Hallowell, Bath, and Portland. When Kevin originally launched his own financial services practice over five years ago, he worked with a strong focus in the area of strategic planning for social security and retirement. Since that time, he has expanded his office and team to address virtually every personal investment and insurance need an individual, business, or family may have throughout the entire course of their lives. Kevin’s financial services expertise will be helpful to the Board of Directors and the CEO as we navigate the financial securities markets as a publicly traded company.

William (“Bill”) Anderson – Director/COO

Bill Anderson is one of our original founders, a director and our COO. Bill’s experience extends from corporate management in the Fortune 100 arena to management consulting and business development. Bill is well traveled and has lived in nine different states ranging from the East Coast, West Coast, Southwest, Southeast Central and the Great Lakes. He has spent the most recent 15 years living and working in Ohio. Bill Worked in the food business supply chain for 25 years, the last 18 with Sara Lee. He then went on to work in management consulting for six years. After that, Bill spent five years self-employed until May 2017, before taking on the role as Chief Operating Officer of Actionable Insights, a digital marketing firm, in June of 2017. Bill joined Specificity in November 2020 as COO. Bill has a BS Degree in Business Administration and a Master’s Degree in Management. He earned a Masters in Management as a non-traditional student and has a deep interest in and understanding of organizational development and how people work. Bill retired as our COO in July 2024.

Richard Berry – COO

Richard Berry was appointed as COO on November 1, 2024. Richard brings with him over 30 years of executive experience driving innovation, building teams, and growing revenue for market disrupting technologies and products across various industries. Richard previously served as CEO of AquaHydrate Inc., where he led the company to achieve over $15 million in annual revenue through strategic branding, marketing, national distribution partnerships, and effective operations and sales initiatives. Under his leadership, AquaHydrate gained substantial market traction, ultimately resulting in the sale of the controlling interest in the company—valued at $50 million—to Ron Burkle’s Yucaipa Companies. As COO, Richard will be responsible for overseeing our operational strategies and supporting the execution of key initiatives across its core brands: Specificity, Put-Thru, and Intent Buyers. His expertise in business management, coupled with his experience in public offerings and capital markets, will support our expansion efforts and enhance investor confidence.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, no present or former director or executive officer of our company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

S ummary Compensation Table

Name and Principal Position	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Jason Wood	Chairman, CEO and President	2024	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$88,240(1)	$88,240
		2023	$7,002	$-0-	$-0-	$-0-	$-0-	$-0-	$189,659(1)	$196,661
Richard Berry	Chief Operating Officer	2024	$6,500	$-0-	$7,735	$-0-	$-0-	$-0-	$-0-	$14,235
		2023	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
William Anderson	Chief Operating Officer	2024	$22,488	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$22,488
		2023	$88,605	$-0-	$-0-	$-0-	$-0-	$-0-	$684	$89,289
Kevin Frisbie	Chief Revenue Officer	2024	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
		2023	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

(1)	the Company covered personal expenses and other expenses incurred by other entities controlled by Mr. Wood. These amounts are not going to be repaid and thus were treated as compensation.

Long-Term Incentive Plans

We currently do not have any Long-Term Incentive Plans.

Director Compensation

None.

Director Independence

Our Board of Directors is currently composed of three members, none of whom are an independent director.

Security Holders Recommendations to Board of Directors

We welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, Jason Wood, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time. Jason Wood collects and evaluates all shareholder communications. All communications addressed to our director and executive officer will be reviewed by Jason Wood unless the communication is clearly frivolous.

Code of Ethics

The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

Committees

We do not currently have an audit, compensation, or nominating committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this prospectus offering, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of September 30, 2025, we had 13,725,681 shares of Common Stock issued and outstanding, 1,000,000 shares of Series A Preferred Stock issued and outstanding, and 560,000 shares of Series B Preferred Stock issued and outstanding.

Shareholder(1)	Number of Shares of Common Stock Held	Number of Shares of Series A Preferred Stock(2)	Number of Shares of Series B Preferred Stock(3)		Total Voting Rights	Voting %
Jason Wood	6,510,000	1,000,000	-		46,510,000	86.6%
Kevin Frisbie	330,000	-	508,000	(4)	330,000	0.6%
Richard Berry	477,873	-	-		477,873	0.9%
Bill Anderson	320,000	-	-		320,000	0.6%
Totals	7,637,873	1,000,000	508,000		47,637,873	88.7%

(1)	Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Holders of Series A Preferred Stock have voting rights equal to exactly eighty percent (80%) of all voting rights available at the time of any vote, including Series A voting rights. As of August 21, 2025, Series A Preferred Stock, collectively and in their entirety, have voting rights equaling 1,000,000 votes, or exactly 80% of the total voting rights of all classes of shares which equal 40,000,000 votes.

(3)	Holders of Series B Preferred Stock do not have voting rights but do have the right to convert into the aggregate pro rata number of shares of Common stock equal to ten percent (10%) of the sum of the total issued and outstanding shares of common plus the shares of common to be issued to the holder of the Series B Preferred Stock.

(4)	Kevin Frisbie directly owns 104,000 shares of Series B Preferred Stock, and indirectly owns through the relationship to the owner, his spouse, an additional 104,000 shares of Series B Preferred Stock.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On January 13, 2021, the Company and Jason Wood, as holder of 100% ownership of Pickpocket, Inc., entered into an agreement whereby the Company purchased exactly 80% of the total issued and outstanding stock of Pickpocket, Inc. in exchange for a 5-year 5% promissory note in the amount of $1,000,000. The note is to be paid in quarterly payments of interest only with any remaining interest and principal due at maturity.

On January 13, 2021, the Company sold exactly 260,000 shares of Series B Preferred Stock to Kevin Frisbie for $250,000.

Pursuant to the Registration Statement on Form S-1 as filed on May 20, 2022 and deemed effective on June 1, 2022, Jason Wood registered for resale exactly 500,000 shares of common stock of the Company at a price of $1.50 per share. Subsequently, Jason Wood sold 500,000 shares of the registered common stock of the Company to various parties during the year ended December 31, 2022.

Otherwise, from the year ended December 31, 2021, through the year ended December 31, 2024 and for the three months ended June 30, 2025, there have been no additional transactions, or any proposed transactions, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest, that would be required to be disclosed herein pursuant to Items 404(a) and 404(d) of Regulation S-K.

Director Independence

Our Board of Directors has determined that it does not have a member that is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by William R. Eilers, Esq.

EXPERTS

CM3 Advisory, our independent registered public accountant, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report. CM3 Advisory has presented its report with respect to our audited financial statements.

COMMISSION POSITION ON INDEMNIFICIATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the Company or its stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●	under Nevada General Corporation Law for the unlawful payment of dividends; or

●	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Nevada law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission against a director for breach of his or her fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits. We may be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will continue to file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended December 31, 2024, and periodic reports on Form 10-Q during that period. We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

For further information with respect to us and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a website at h ttp://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. To request such materials, please contact Jason Wood, our President and Chief Executive Officer.

INDEX TO FINANCIAL STATEMENTS

SPECIFICITY, INC.

THREE AND SIX MONTH PERIODS ENDED JUNE 30, 2025 AND 2024

(UNAUDITED)

SPECIFICITY, INC

BALANCE SHEETS

(EXPRESSED IN U.S. DOLLARS)

	JUNE 30,	DECEMBER 31,
	2025	2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,508	$3,413
Accounts receivable, net of allowance for doubtful accounts	5,000	-
Prepaid and other current assets	11,250	3,840

Total current assets	23,758	7,253

NONCURRENT ASSETS
Property and equipment, net	582	1,047
Intangibles, net	1,550,246	1,550,996

TOTAL ASSETS	$1,574,586	$1,559,296

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Working capital funding loans	$253,396	$165,896
Accounts payable and accrued expenses	247,182	173,941
Accrued payroll, taxes, benefits and penalties	325,154	233,898
Accrued interest payable - related party	125,000	100,000
Convertible note payable, net of discount	209,671	209,671
Related party advances	164,564	295,669

Total current liabilities	1,324,967	1,179,075

NON-CURRENT LIABILITIES
Related party notes payable (Pickpocket)	1,000,000	1,000,000

TOTAL LIABILITIES	2,324,967	2,179,075

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' DEFICIT
Preferred stock, Series A, $0.001 par value; 1,000,000 shares authorized; shares issued and outstanding were 1,000,000, respectively	1,000	1,000
Preferred stock, Series B, $0.001 par value; 560,000 shares authorized; shares issued and outstanding were 560,000, respectively	450,260	450,260
Common stock, $0.001 par value; 50,000,000 shares authorized issued and outstanding were 13,637,870 and 13,539,544, respectively	13,638	13,539
Stock Subscription	-	(32,720)
Additional paid-in capital	7,086,622	7,030,034
Accumulated deficit	(8,301,901)	(8,081,892)

Total stockholders’ deficit	(750,381)	(619,779)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,574,586	$1,559,296

See accompanying notes to the financial statements.

SPECIFICITY, INC

STATEMENT OF OPERATIONS

(EXPRESSED IN U.S. DOLLARS)

	THREE MONTHS ENDED		SIX MONTHS END
	JUNE 30,		JUNE 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)

Revenues, net	$266,300	$234,690	$564,350	$633,551
Cost of services	154,929	128,136	309,705	242,795
Gross profit	111,371	106,554	254,645	390,756

Operating expenses:
Sales and marketing	26,391	26,566	83,122	53,143
Capital raise promotion expense	5,906	5,146	9,796	18,475
General and administrative expenses	139,686	109,268	343,835	312,863
Share-based compensation expense	6,118	-	11,686	-
Depreciation and amortization	563	1,622	1,215	6,742

Total operating expenses	178,664	142,602	449,654	391,223

Loss from operations	(67,293)	(36,048)	(195,009)	(467)
Other expense:
Interest expense	-	-	-	(18,910)
Interest expense - related party	(12,500)	(12,500)	(25,000)	(25,000)
Loss on extinguishment of debt	-	-	-	(11,409)
Loss on termination of operating lease	-	-	-	(29,242)

Total other expense	(12,500)	(12,500)	(25,000)	(84,561)

Loss before provision for income taxes	(79,793)	(48,548)	(220,009)	(85,028)
Provision for income taxes	-	-	-

Net loss	$(79,793)	$(48,548)	$(220,009)	$(85,028)

Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.02)	$(0.01)

Basic and diluted weighted average shares outstanding	13,603,212	11,377,993	13,654,011	11,336,267

See accompanying notes to the financial statements.

SPECIFICITY, INC

STATEMENT OF STOCKHOLDERS’ DEFICIT

(EXPRESSED IN U.S. DOLLARS)

							Additional
	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Paid-In	Subscription	Accumulated
(Three Months Ended June 30, 2024)	Issued	Amount	Issued	Amount	Issued	Amount	Capital	Receivable	Deficit	Total
	(Unaudited)

Balances, March 31, 2024	1,000,000	$1,000	560,000	$450,260	11,339,009	$11,339	$5,188,781	$-	$(7,503,111)	$(1,851,731)
Common stock issued in exchange for services rendered	-	-	-	-	50,433	50	22,450		-	22,500
Net loss	-	-	-	-	-	-	-	-	(48,548)	(48,548)
Balances, June 30, 2024	1,000,000	$1,000	560,000	$450,260	11,389,442	$11,389	$5,211,231	$-	$(7,551,659)	$(1,877,779)

							Additional
	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Paid-In	Subscription	Accumulated
(Six Months Ended June 30, 2024)	Issued	Amount	Issued	Amount	Issued	Amount	Capital	Receivable	Deficit	Total
	(Unaudited)

Balances, December 31, 2023	1,000,000	$1,000	560,000	$450,260	11,216,438	$11,216	$5,116,403	$-	$(7,466,631)	$(1,887,752)
Common stock issued in partial convertible note conversion	-	-	-	-	100,000	100	49,900	-	-	50,000
Common stock issued in exchange for services rendered	-	-	-	-	73,004	73	44,928		-	45,001
Net loss	-	-	-	-	-	-	-	-	(85,028)	(85,028)
Balances, June 30, 2024	1,000,000	$1,000	560,000	$450,260	11,389,442	$11,389	$5,211,231	$-	$(7,551,659)	$(1,877,779)

	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Paid-In	Subscription	Accumulated
(Three Months Ended June 30, 2025)	Issued	Amount	Issued	Amount	Issued	Amount	Capital	Receivable	Deficit	Total
	(Unaudited)

Balances, March 31, 2025	1,000,000	$1,000	560,000	$450,260	13,588,714	$13,589	$7,058,053	$-	$(8,222,108)	$(699,206)
Common stock issued in exchange for services rendered	-	-	-	-	38,656	39	22,461		-	22,500
Common stock issued as compensation to employee	-	-	-	-	10,500	10	6,108		-	6,118
Net loss	-	-	-	-	-	-	-	-	(79,793)	(79,793)
Balances, June 30, 2025	1,000,000	$1,000	560,000	$450,260	13,637,870	$13,638	$7,086,622	$-	$(8,301,901)	$(750,381)

							Additional
	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Paid-In	Subscription	Accumulated
(Six Months Ended June 30, 2025)	Issued	Amount	Issued	Amount	Issued	Amount	Capital	Receivable	Deficit	Total
	(Unaudited)

Balances, December 31, 2024	1,000,000	$1,000	560,000	$450,260	13,539,544	$13,539	$7,030,034	$(32,720)	$(8,081,892)	$(619,779)
Common stock issued in connection with 506 offering	-	-	-	-	-	-	-	32,720	-	32,720
Common stock issued in exchange for services rendered	-	-	-	-	77,326	78	44,922	-	-	45,000
Common stock issued as compensation to employee	-	-	-	-	21,000	21	11,666		-	11,687
Net loss	-	-	-	-	-	-	-	-	(220,009)	(220,009)
Balances, June 30, 2025	1,000,000	$1,000	560,000	$450,260	13,637,870	$13,638	$7,086,622	$-	$(8,301,901)	$(750,381)

See accompanying notes to the financial statements.

SPECIFICITY, INC

STATEMENTS OF CASH FLOWS

(EXPRESSED IN U.S. DOLLARS)

	SIX MONTHS END
	JUNE 30,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(220,009)	$(85,028)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	465	2,496
Amortization of intangibles	750	4,246
Loss on extinguishment of debt	-	11,409
Loss on termination of operating lease	-	29,242
Share-based compensation expense	11,687	-

Changes in operating liabilities:
Accounts receivable	(5,000)	4,000
Prepaid expenses and other current assets	(7,409)	(831)
Accounts payable and accrued expenses	118,241	80,748
Accrued liabilities	91,255	(54,415)
Accrued interest payable	-	6,530
Deferred revenue	-	(53,000)
Accrued interest payable - related party	25,000	25,000
Net cash provided by (used in) operating activities	14,980	(29,603)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from working capital funding loans	-	38,125
Repayments of working capital funding loans	-	(52,143)
Strata agreement working capital advances	87,500	-
Advances from related party	51,750	1,669
Repayments to related party	(182,855)	-
Proceeds from sale of common stock (private placement)	32,720	-
Net cash used in financing activities	(10,885)	(12,349)

NET CHANGE IN CASH AND CASH EQUIVALENTS	4,095	(41,952)
CASH AND CASH EQUIVALENTS, beginning of period	3,413	49,149
CASH AND CASH EQUIVALENTS, end of period	$7,508	$7,197

	SIX MONTHS END
	JUNE 30,
	2024	2023
	(Unaudited)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH FINANCING ACTIVITIES:
Common stock issued in exchange for services rendered	$45,000	$45,000
Common stock issued in partial convertible note conversion	$-	$50,000
Common stock issued to employees as compensation	$11,687	$-

See accompanying notes to the financial statements.

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Specificity, Inc. (hereinafter referred to as the “Company”) was incorporated in the State of Nevada on November 25, 2020 (“Inception”). The Company’s principal headquarters is located at 8429 Lorraine Rd., Suite 377, Lakewood Ranch, FL 34202.

The Company is a full service digital marketing firm that delivers cutting-edge marketing solutions to identify and market in real-time to potential customers who are actively in the buying cycle. The Company’s digital marketing solutions focus on Business to Business (“B2B”) and Business to Consumer (“B2C”) consumer markets and give small and medium sized businesses a fair chance to capture online traffic. The Company’s underlying technology solution utilizes BiToS and Mobile Advertising Identifiers (MAIDs) to build audiences, effectively eliminating bot traffic and ad waste and produces real-time messaging opportunities to reach target audiences more efficiently than broad based market messaging platforms. The Company also implements intuitive ad sequencing, audience ID technology, Artificial Intelligence (“AI”) integration, saturation modeling, conversion funneling, Customer Relationship Management (“CRM”) integration, traffic resolution, and comprehensive analytics reporting.

The Company’s digital marketing capabilities were acquired through organic development in-house and through its efforts as a tech incubator and early adopter of innovative marketing tools. The Company principally generates revenue from its primary digital marketing solution; however, it has three other digital marketing solutions for which development is in varying stages of completion and/or waiting to be deployed to the marketplace. Refer to Note 3 – Revenue from Contracts with Customers for additional discussion about our digital marketing solution offerings.

NOTE 2 – GOING CONCERN

The Company is a development stage corporation. The Company has performed an annual assessment of its ability to continue as a going concern as required under Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (“ASU No. 2014-15”) and concluded that the ability of the Company to continue as a going concern is dependent upon the Company’s ability to increase revenues and raise additional funds to implement its full business plan.

The Company’s unaudited financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has $1,574,586 in assets, and an accumulated deficit and working capital deficit of $8,301,901 and $1,301,209, respectively, as of June 30, 2025, and incurred a net loss and cash provided by operations of $220,009 and $14,980, respectively, for the six month period ended June 30, 2025. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date of this report. Although the Company has generated revenue from contracts with customers since its inception, the Company has reported a cumulative net loss due to costs associated with sale growth initiatives and capital raises.

In the interim, the Company raised capital through short term bridge loans and also entered into a 24-month Strata Purchase Agreement (“Strata Agreement”) with a private investor who committed to purchase up to $5,000,000 of the Company’s registered common stock (see Note 9 – Strata Purchase Agreement). The Company intends to leverage this Strata Agreement to raise equity necessary to execute its full business plan.

The ability of the Company to continue as a going concern is dependent on its ability to implement the business plan, raise capital, and generate sufficient revenues to generate positive net income and cash flow. There is no guarantee that the Company will ever be able to raise sufficient capital or generate a level of revenue to sustain its operations. The unaudited financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (”SEC”). Certain information and disclosures normally included in annual financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these unaudited interim financial statements have been included. Such adjustments consist of normal recurring adjustments. These unaudited interim financial statements should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2024 as reported on Form 10-K. The results of operations for the three and six month period ended June 30, 2025 are not indicative of the results that may be expected for the full year.

Reportable Operating Segments

The Company operates its digital marketing business as a single segment business. The Company considers a combination of factors when evaluating the composition of potential reportable segments, including the results regularly provided to our Chief Executive Officer, who is our chief operating decision maker, economic characteristics of our digital marketing services offered, classes of clients (when applicable), geographic considerations (e.g. United States versus the rest of the world), and regulatory environment considerations (if applicable).

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP and pursuant to SEC rules and regulations requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the valuation of share-based compensation, embedded derivatives within convertible note issuances, and allowance against deferred tax assets.

Revenue from Contracts with Customers

The Company’s performance obligation, associated with digital marketing solutions generally consist of the promise to deliver digital marketing services. Digital marketing solutions are delivered as a service and as such the performance obligation is complete once marketing tools or solutions are made available to the customer, or as determined by the specific terms of the contract, if applicable. The Company charges its clients a fixed monthly retainer for its services and such retainer is automatically renewed on a monthly basis on the first of the month unless cancelled by the client in accordance with the terms of the service agreement. If any customer pays for digital marketing services in advance, those payments are initially recorded as deferred revenue and then recognized as revenue when digital marketing services are delivered. As of June 30, 2025 and December 31, 2024, the Company had no deferred revenue recorded.

The Company’s standard sales terms generally do not generally allow for a right of return due to the nature of digital marketing services. After completion of the Company’s performance obligation, there is an unconditional right to consideration as outlined in the contract. Revenue is recognized when performance obligations under the terms of the contracts with customers are satisfied.

The Company offers these three digital marketing solutions for its customers to choose from.

1.	Tradigital Partners - White-Label Digital Marketing Solutions for Ad Agencies. Tradigital Partners is a specialized white-label digital marketing service designed exclusively for advertising agencies to partner their traditional campaigns with digital. This solution allows agencies to expand their service offerings by providing cutting-edge digital marketing solutions under their own brand, without the need for in-house expertise or infrastructure.

2.	Put-Thru - Enterprise-Grade Digital Marketing, Scaled for SMBs. Put-Thru is a digital marketing tech stack designed specifically for small and medium-sized businesses (“SMBs”). Unlike enterprise-level marketing platforms that require significant investment and expertise, Put-Thru delivers powerful digital advertising solutions at an affordable price point, helping SMBs compete with larger brands.

3.	Pickpocket - DIY Digital Marketing Platform for Small Business Owners. Pickpocket is a do-it-yourself digital marketing platform built for small business owners who want to take control of their advertising efforts while cutting out the waste of audiences that don't make sense for their product or service. Designed for businesses with annual revenues between$500,000 and $5 million, Pickpocket leverages behavior-based ID technology to help users build ideal customer profiles and directly target potential buyers through their mobile devices. The main goal of Pickpocket is to directly target your competitors. Although fully developed, Pick Pocket has not yet generated revenue, presenting an opportunity for future monetization strategies, including subscriptions, performance-based pricing, or value-added services.

Adhoc marketing services are available on a fee for service basis and include email marketing, automated marketing, content marketing, social media content creation, digital production marketing, branding standards, logo creation, website creature, brochure creation, print marketing, targeted print campaigns, Google and Bind display ads, Google and Bing pay per click campaigns, Google local service ads, Test campaigns, search engine optimization, blog creation, voice marketing, radio commercial creation, influencer marketing collaboration and proximity marketing.

Concentration of Credit Risk

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits of $250,000 per institution that pays Federal Deposit Insurance Corporation insurance premiums. The Company has never experienced any losses related to these balances.

Fair Value Measurements

The Company follows FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) to measure and disclosure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements and establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of fair value hierarchy defined by ASC 820 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts reported in the Company’s financial statements for cash, accounts receivable, prepaids and other current assets, accounts payable, etc. approximate their fair value because of the immediate or short-term mature of these financial instruments.

Per Share Information

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, increased by the potentially dilutive common shares that were outstanding during the period. See Note 11 for additional information.

New Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 4 – RELATED PARTY TRANSACTIONS

Employment Agreements

On January 1, 2021, the Company entered into a 1-year employment agreement (“Agreement”) with Mr. Jason Wood, the Company’s Chief Executive Officer (“CEO”). The Agreement renews automatically on an annual basis. If the CEO is terminated without cause, then the remaining current contract year shall be paid upon termination. The Company currently pays the CEO’s personal living expenses in lieu of a direct salary. During the three month period ended June 30, 2025 and 2024, the Company paid compensation totaling approximately $0 and $24,137, respectively. During the six month period ended June 30, 2025 and 2024, the Company paid compensation totaling approximately $5,075 and $76,147, respectively.

Related Party Notes Payable (Pickpocket)

On January 13, 2021, the Company entered into a share purchase agreement with the Company’s CEO to acquire an 80% equity interest in Pickpocket Inc. (“Pickpocket”) for a purchase price of $1 million and paid consideration in the form of a promissory note bearing simple interest at a rate of 5% per annum. As of the date of acquisition, Pickpocket did not have any operations or significant assets. Upon acquisition, the Company expensed the purchase price as compensation to the officer. The transaction was accounted for on a carryover basis as the CEO was the controlling shareholder in both entities. As of June 30, 2025 and December 31, 2024, the Company has accrued interest of $75,000 and $50,000, respectively, included within accrued interest – related party on the accompanying balance sheets. During the six month period ended June 30, 2025, there were no changes in terms or conditions under the Picketpocket share purchase agreement. As of June 30, 2025 and December 31, 2024, related party notes payable was $1,000,000, respectively, and reported on the accompanying balance sheets.

Executive Officer Advances to the Company (Related Party Advances)

The Company’s CEO provided unsecured credit advances to the Company to fund payroll and digital marketing platform operating costs in between financing rounds. These advances do not incur interest and are due on demand. During the six month period ended June 30, 2025 and 2024, the shareholder advances were $51,750 and $11,668, respectively. During the six month period ended June 30, 2025 and 2024, the shareholder advance repayments were $182,876 and $0, respectively. As of June 30, 2025 and December 31, 2024, cumulative unpaid credit advances were $164,564 and $295,669, respectively.

NOTE 5 – WORKING CAPITAL FUNDING LOANS

The Company finances short term working capital requirements in between capital raises by entering into secured borrowing agreements for which future receivables are pledged to repay these short-term obligations. Funding is generally nonrecourse one-time fixed amount financing arrangements and contain a performance and personal guarantee by the CEO and COO. Repayments are made generally on a weekly basis out of available daily deposits until the financing has been repaid in full. Future sales of revenues are not within the scope of ASC 860 (Transfers and Servicing of Financial Assets), as such these arrangements are accounted for under ASC 470 (Debt) as short term working capital loans. Accordingly, these working capital funding loans are reported current liabilities on the balance sheets. Upon receipt of financing proceeds the Company recognizes a liability equal to the loan proceeds received and accrued interest payable equal to the spread between total agreed upon repayments and the cash loan proceeds. Working capital funding loans consisted of the following:

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

	JUNE 30,	DECEMBER 31,
	2025	2024
	(Unaudited)
NewCo Capital Group Future Revenue Purchase Agreement dated March 3, 2023 (1)	$40,630	$40,630
Parkside Funding Group LLC Revenue Purchase Agreement dated August 3, 2023 (2)	49,284	49,284
Funding Futures Revenue Purchase Agreement dated February 27, 2024 (3)	25,982	25,982
ClearThink Capital Partners LLC (4)	137,500	50,000
Total working capital funding loans	$253,396	$165,896

(1)	On March 2, 2023, the Company entered into a future revenue purchase agreement and received proceeds of $120,000 (net of underwriting and original fees of $7,200) for which $169,200 will be repaid in 36 weekly installments of $4,700, with a minimum payment of 10% of banking deposits. This working capital loan is secured by substantially all of the Company’s assets and a personal guarantee by the Company’s CEO and COO. The percentage purchased factor representing interest expense under this arrangement was approximately 29.1% (including underwriting fees, origination fees and financing spread). In the event of default, the Company may be required to pay additional fees of 30% of the unpaid balance to cover legal fees required by the third party to pursue collection in the event of default.

(2)	On August 3, 2023, the Company entered into a future revenue purchase agreement and received proceeds of $57,000 (net of $3,000 in underwriting fees) for which $84,000 will be repaid in weekly installments of $3,231 with a minimum payment of 22% of banking deposits. This working capital loan is secured by substantially all of the Company’s assets and a personal guarantee by the Company’s CEO and COO. The percentage purchased factor representing interest expense under this arrangement was approximately 32.1% (including underwriting fees, origination fees and financing spread). In the event of default, the Company may be required to pay a fixed default penalty of $2,500 and additional fees of 33% of the unpaid balance to cover legal fees required to pursue collection in the event of default.

(3)	On March 7, 2024, the Company entered into a future revenue purchase agreement and received proceeds of $18,000 (net of $2,000 in underwriting fees) for which $29,980 will be repaid in daily installments of $428, with a minimum payment of 9% of banking deposits. This working capital loan is secured by substantially all of the Company’s assets and a personal guarantee by the Company’s CEO. The percentage purchased factor representing interest expense under this arrangement was approximately 40.1% (including underwriting fees, origination fees and financing spread). In the event of default, the Company may be required to pay a fixed default penalty of $2,500 or up to 25% of the unpaid balance to cover legal fees required to pursue collection in the event of default.

(4)	On October 3, 2024, as more fully described in Note 9, the Company entered into short term securities lending agreement to borrow up to $150,000 to cover professional service fees associated with the reaudit of the financial statements and costs to maintain reporting compliance. As of June 30, 2025, the unused portion of the securities lending agreement was $77,500.

NOTE 6 – CONVERTIBLE NOTE AGREEMENT

On April 25, 2023, the Company entered into Securities Purchase Agreement (“SPA Agreement”) with a third party to obtain bridge financing. Pursuant to the SPA Agreement, the Company entered into an unsecured 9-month convertible promissory note (“Convertible Note”) with a principal amount of $220,000. The Company paid additional consideration of 50,000 restricted shares of common stock and a detachable warrant to purchase up to 200,000 shares of common stock at an exercise price of $5.00 per warrant. The Company previously recognized at issuance an original issue discount (“OID”) of $82,500, which included $20,000 discount and $62,500 additional OID related to the fair value of restricted stock awarded as an additional inducement to the noteholder. Additionally, the Company recorded total accrued interest of $75,778, which included an additional interest charge of $22,000 at the time of issuance and default penalty interest of $53,778 as a result of not paying in accordance with the terms and conditions of the Convertible Note.

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

Convertible Note was classified as current and was comprised as follows:

	JUNE 30,	DECEMBER 31,
	2025	2024
	(Unaudited)
Convertible Note, dated April 25, 2023, fixed installments of $26,889, matured in June 2024 and currently in default (1)	$133,894	$133,894
Add: Convertible Note interest payable (2)	75,777	75,777
Total Convertible Note payable	$209,671	$209,671

Total Convertible Note payable at maturity	$218,888	$218,888

(1)	The Convertible Note required a fixed monthly repayment of approximately $26,889 starting July 24, 2023, and ending on March 24, 2024. Unpaid principal and interest may be converted by the noteholder into shares of the Company’s common stock at a conversion price of $1.50 per share at any time while the Convertible Note remains outstanding. On January 29, 2024, the Company decreased the conversion price from $1.50 to $0.50. The Company and the note holder agreed to decrease the conversion ratio to compensate for the debt default position. The conversion ratio modification did not substantively change the cash flows associated with the original Convertible Note; however, the modification resulted in a substantive change in the conversion feature. There were no other modifications made to the Convertible Note. On February 3, 2024, the note holder converted $50,000 in outstanding principal into 100,000 shares of common stock.

(2)	The Convertible Note assessed an additional 10% interest on the face value of the Convertible Note upon issuance which increased the amount due from $220,000 to $242,000. Pursuant to Section 2(a)(i) of the Convertible Note Agreement, failure to pay the noteholder amounts when due constitutes an event of default and recognition of a penalty equal to 125% of the unpaid principal and interest due to the note holder. As of June 30, 2025 and December 31, 2024, unpaid accrued interest payable included $22,000 of interest since issuance of the Convertible Note and penalty interest of $53,778. The note holder has not made any demand for payment.

NOTE 7 – INCOME TAXES

The Company’s effective tax rate is 0% for the three and six month period ended June 30, 2025 and 2024, as the Company did not have any taxable income due to its continued net operating losses. The Company’s deferred tax assets increased primarily due to its net operating losses, for which a full valuation allowance has been applied. There were no significant changes in the types of temporary differences which resulted in deferred taxes. The Company is not currently under examination by any federal, state or local tax authority in connection with their prior tax filings.

NOTE 8 – CAPITAL STRUCTURE

During the three and six month periods ended June 30, 2025, there were no equity transactions that resulted in a change in control of the Company that would trigger any conversion provision contained within the Company’s Convertible Note, Series A or B preferred stock agreements. The following is a description of the Company’s equity instruments and changes during the quarter reporting periods:

•	Series A Preferred Stock

The Company is authorized to issue 1 million shares $0.001 par value Series A preferred stock (“Series A”). The holder of Series A preferred stock is entity to 80% of all voting rights available at the time of any vote. In the event of liquidation or dissolution of the Company, the holders of Series A preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series A preferred stock have a right to convert each share of Series A into five shares of common stock. On December 1, 2020, the Company issued 1 million shares of Series A preferred stock to the CEO of the Company for no consideration. There were no changes in Series A shares during the three and six month periods ended June 30, 2025 and 2024. As of June 30, 2025 and December 31, 2024, the Company had 1,000,000 shares of Series A Preferred Stock authorized, issued and outstanding.

•	Series B Preferred Stock

The Company was authorized to issue 260,000 shares $0.001 par value Series B preferred stock (“Series B”). In September 2022, the Company increased the Series B preferred stock authorized shares to 560,000. The holder of Series B preferred stock do not have any voting rights. In the event of liquidation or dissolution of the Company, the holders of Series B preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series B preferred stock have a right to convert each share of Series B on a prorate basis of exactly ten (10) percent of the issued and outstanding common stock of the Company. The ultimate redemption value of Series B Preferred stock is tied to the value of the Company’s common stock.

In 2020, the Company issued 260,000 shares of Series B preferred stock for no additional consideration at a fair value of $260. In 2022, the Company issued 300,000 shares of Series B preferred stock as compensation to the Chief Revenue Officer (“CRO”) of the Company. The Company estimated the fair value of Series B at $1.50 per share (average transaction price for common stock sold during the same period), which resulted in a total fair value of $450,000. As of June 30, 2025 and December 31, 2024, the Company’s CRO beneficially held 404,000 Series B shares, 104,000 Series B shares indirectly through his spouse and 52,000 Series B shares through his son. There were no changes in Series B shares during the three and six month periods ended June 30, 2025 and 2024. As of June 30, 2025 and December 31, 2024, the Company had 560,000 shares of Series B Preferred Stock authorized, issued and outstanding.

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

•	Common Stock

As of June 30, 2025, the Company had 50 million authorized shares of common stock with a par value of $0.001, of which 13,637,870 were issued and outstanding. Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders. As of June 30, 2025 and December 31, 2024, Company insiders held in aggregate 7.5 million shares of common stock, respectively. The Company’s CEO controls approximately 86.6% of the voting power of the Company’s common stock.

NOTE 9 – CAPITAL MARKET RAISE CONSULTING AND FUNDING AGREEMENTS

The Company decided to engage a single equity funder to streamline its equity raise requirement. The following summarizes its capital raise consulting and equity funding agreements:

Tysadco Partners(“Tysadco”)

On September 1, 2022, the Company engaged Tysadco Partners to provide consulting services on a monthly basis. Under the terms of the consulting services agreement with Tysadco, the Company is billed $7,500 for consulting services, consisting of a $2,500 monthly cash retainer and a $5,000 monthly equity retainer payable in common stock. Tysadco has the option to settle all consulting services invoices in the form of common stock. During the three month period ended June 30, 2025 and 2024, the Company accrued $22,500, respectively. During the three month period ended June 30, 2025 and 2024, the Company issued 38,656 and 50,433 shares of common stock, respectively, in partial settlement of accrued consulting services. During the six month period ended June 30, 2025 and 2024, the Company issued 77,326 and 73,004 shares of common stock, respectively, in partial settlement of accrued consulting services. As of June 30, 2025 and December 31, 2024, the Company had accrued consulting services fees totaling approximately $30,000 and $12,500, respectively, which could be converted into 50,000 and 16,667 shares of common stock, respectively. As of June 30, 2025 and December 31, 2024, Tysadco held 279,019 and 201,693 shares of the Company’s common stock, respectively.

ClearThink Capital Partners, LLC (“ClearThink”) Strata Agreement

In August 2022, ClearThink commenced its relationship with the Company with a $50,000 common stock private placement. On November 29, 2023, the Company entered into a 24-month Strata Purchase Agreement (“Strata Agreement”) with ClearThink. Under the terms of the Strata Agreement, ClearThink committed to purchase up to $5,000,000 of the Company’s registered common stock with a purchase price equal to 80% of the average of the two lowest daily stock prices during a ten (10) day trading period. The Strata Agreement requires a minimum purchase of $25,000 with a maximum purchase at the lesser or $1,000,000 or 500% of the daily average shares traded for the prior 10-day period. At no time shall the total number of shares purchased under this Strata Agreement exceed 9.99% of the Company’s outstanding common stock. ClearThink made an initial purchase of 400,000 shares of restricted stock in exchange for $100,000. Additionally, the Company issued an additional 200,000 shares of common stock to ClearThink as additional consideration which had a fair value of $50,000. During the three and six month periods ended June 30, 2025, there were no proceeds received in connection with the Strata Agreement.

ClearThink Advance Funding Agreement

In October 2024, ClearThink agreed to provide interim working capital funding (“funding advances”) to cover additional compliance costs associated with its requirement to reaudit its 2022 and 2023 annual financial statements and 2024 quarterly interim financial statements due to the permanent censure of its former auditor BF Borgers PC. As of June 30, 2025, and December 31, 2024, the Company had cumulative funding advances of $[150,000] and $50,000, respectively. On June 26, 2025, the Company and ClearThink formalized a working capital funding agreement to provide $150,000 in total advances with fixed interest of $50,000 and additional ten (10) percent interest on the total outstanding balance. All amounts shall be due and payable when the Company is fully compliant with public company financial reporting requirements. Subsequent to June 30, 2025, the Company used the remaining working capital funding to cover audit and compliance costs.

As of June 30, 2025 and December 31, 2024, ClearThink held 600,000 shares of common stock, respectively.

NOTE 10 – SHARE-BASED COMPENSATION AND WARRANTS

Share-Based Compensation

During the three and six month period ended June 30, 2025, the Company issued 10,500 and 21,000 shares of common stock, respectively, to the Company’s COO in connection with his employment agreement. During the three and six month period ended June 30, 2025, the Company issued 38,656 and 77,326 shares of common stock, respectively, in partial satisfaction of amounts owed to its capital raise consultants. The fair value of share based compensation issued during the three month period ended June 30, 2025 and 2024 both were $22,500, respectively. The fair value of share based compensation issued during the six month period ended June 30, 2025 and 2024 was $45,000 and $45,001, respectively.

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

The Company did not adopt stock option incentive plan or issue any stock options or other service based awards to any employee, advisor or consultant during the three and six month periods ended June 30, 2025 or 2024.

Warrants to Purchase Common Stock

On October 1, 2021, the Company issued 200,000 detachable warrants at an exercise price of $3.00 per warrant in connection with a private equity offering. While the Company contemporaneously issued warrants in connection with this capital raise transaction, these warrants are subject to separate agreements with different terms and conditions that are not closely related. The warrants issued in connection with the sale of common stock may be exercised at the option of the purchaser and may only be settled in shares of common stock upon payment of the exercise price stated in the stock purchase agreement. These freestanding warrants are classified as an equity instrument and have no expiration date. The fair value of detachable warrants on the grant date was $0 using a Black-Scholes option pricing model with a stock price of $0.25, exercise price of $3.00, risk free rate of 4.57%, volatility of 10% to 25% (logarithmic average due to limited exchange pricing data) and a dividend rate of 0% and a warrant term of 10 years (as the Company’s warrants have no expiration date). During the three and six month periods ended June 30, 2025, there were no exercises of warrants to purchase common stock.

On April 25, 2023, the Company issued 200,000 detachable freestanding warrants at an exercise price of $5.00 per warrant, as additional consideration in connection with its Convertible Note (see Note 5). While the Company contemporaneously issued warrants in connection with a Convertible Note issuance, these warrants are subject to separate agreements with different terms and conditions that are not closely related. The settlement and/or termination of the Convertible Note does not cause the warrant agreement to terminate or cause the terms and conditions to change due to changes in the Note instrument. The warrants issued in connection with the sale of common stock may be exercised at the option of the purchaser and may only be settled in shares of common stock upon payment of the exercise price stated in the stock purchase agreement. These freestanding warrants are classified as an equity instrument and have no expiration date. During the three and six month periods ended June 30, 2025, there were no exercises of warrants to purchase common stock.

During the three and six month periods ended June 30, 2025 and 2024, there were no issuances, exercises or expired warrants. During the three and six month periods ended June 30, 2025 and 2024, warrants outstanding and exercisable both were 400,000. During the three and six month periods ended June 30, 2025 and 2024, the weighted average exercise price was $4.00, respectively.

NOTE 11 – WEIGHTED AVERAGE COMMON SHARES

The Company reported a net loss during the three and six month periods ended June 30, 2025 and 2024, as such, the inclusion of potentially dilutive securities in the computation of Diluted EPS would be anti-dilutive. Potentially dilutive securities excluded from the computation of diluted EPS was as follows:

	THREE AND SIX MONTHS ENDED
	JUNE 30,
	2025	2024
	(Unaudited)

Convertible Note (see Note 6)	437,776	437,776
Series A Preferred (see Note8)	5,000,000	5,000,000
Series B preferred stock (see Note 8)	1,363,787	1,138,944
Detachable common stock warrants (see Note 10)	400,000	400,000
Total anti-dilutive securities excluded from
diluted weighted average common shares	7,201,563	6,976,720

The above potentially diluted securities were excluded from the calculation as the exercise prices were in excess of the fair market value of the Company’s common stock.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, it is possible that the Company may be the subject of lawsuits and claims from time to time. The Company’s management, with input from legal counsel, assesses such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings pending against us or unasserted claims that may result in proceedings, evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that a probable and material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in the financial statements. If the assessment indicates a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. The Company is not currently party to any pending or threatened litigation in connection with its principal business activities.

SPECIFICITY, INC

NOTES TO FINANCIAL STATEMENTS

(EXPRESSED IN U.S. DOLLARS)

(UNAUDITED)

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to June 30, 2025, to the date these financial statements were issued, and determined that the following were material subsequent events to disclose in these financial statements.

SPECIFICTY, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Specificity, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Specificity, Inc. (the Company) as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a matter – Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ CM3 Advisory

San Diego, California

June 23, 2025

We have served as the Company’s auditor since 2024.

SPECIFICITY, INC.

Balance Sheets

(Expressed in U.S. Dollars)

	DECEMBER 31,
	2024	2023

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,413	$49,149
Accounts receivable, net of allowance for doubtful accounts	-	4,000
Prepaid and other current assets	3,840	3,375

Total current assets	7,253	56,524

NONCURRENT ASSETS
Property and equipment, net	1,047	5,745
Operating lease right of use asset	-	20,984
Intangibles, net	1,550,996	5,888

TOTAL ASSETS	$1,559,296	$89,141

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Working capital funding loans	$165,896	$118,934
Accounts payable and accrued expenses	173,941	40,687
Accrued payroll, taxes and penalties	233,898	166,300
Deferred revenue	-	53,000
Accrued interest payable - related party	100,000	50,000
Convertible note payable, net of discount	209,671	241,387
Current portion of operating lease liability	-	22,085
Related party advances	295,669	284,500

Total current liabilities	1,179,075	976,893

NON-CURRENT LIABILITIES
Related party notes payable (Pickpocket)	1,000,000	1,000,000

Total non-current liabilities	1,000,000	1,000,000

TOTAL LIABILITIES	2,179,075	1,976,893

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' DEFICIT
Preferred stock, Series A, $0.001 par value; 1,000,000 shares authorized; shares issued and outstanding were 1,000,000, respectively	1,000	1,000
Preferred stock, Series B, $0.001 par value; 560,000 shares authorized; shares issued and outstanding were 560,000, respectively	450,260	450,260
Common stock, $0.001 par value; 50,000,000 shares authorized issued and outstanding were 13,539,544 and 11,216,438, respectively	13,539	11,216
Stock Subscription	(32,720)	-
Additional paid-in capital	7,030,034	5,116,403
Accumulated deficit	(8,081,892)	(7,466,631)

Total stockholders’ deficit	(619,779)	(1,887,752)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,559,296	$89,141

The accompanying notes are an integral part of these financial statements.

SPECIFICITY, INC.

Statement of Operations

(Expressed in U.S. Dollars)

	YEAR ENDED
	DECEMBER 31,
	2024	2023

Revenues, net	$991,143	$1,096,575
Cost of services	522,715	548,278

Gross profit	468,428	548,297

Operating expenses:
Sales and marketing	179,616	450,500
Capital raise promotion expense	29,610	86,951
General and administrative expenses	746,080	687,394
Share-based compensation expense	7,735	50,000
Depreciation and amortization	11,087	47,762

Total operating expenses	974,128	1,322,607

Loss from operations	(505,700)	(774,310)
Other expense:
Interest expense	(18,910)	(195,326)
Interest expense - related party	(50,000)	(50,000)
Loss on extinguishment of debt	(11,409)	-
Loss on termination of operating lease	(29,242)	-
Intangible asset impairment charge	-	(50,000)

Total other expense	(109,561)	(295,326)

Loss before provision for income taxes	(615,261)	(1,069,636)
Provision for income taxes	-	-

Net loss	$(615,261)	$(1,069,636)

Basic and diluted loss per share	$(0.05)	$(0.10)

Basic and diluted weighted average shares outstanding	11,369,799	10,339,399

The accompanying notes are an integral part of these financial statements.

SPECIFICITY, INC.

Statement of Changes in Stockholders’ Deficit

(Expressed in U.S. Dollars)

							Additional
	Preferred Stock, Series A		Preferred Stock, Series B		Common Stock		Paid-In	Subscription	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Deficit
	(Unaudited)
Balances, December 31, 2022	1,000,000	$1,000	560,000	$450,260	10,344,482	$10,344	$4,689,274	$-	$(6,396,995)	$(1,246,117)
Common stock issued in connection with S1 offering	-	-	-	-	136,341	136	172,865	-	-	173,001
Common stock issued in connection with 506 offering	-	-	-	-	400,000	400	99,600	-	-	100,000
Common stock issued in connection with Convertible Note for no consideration	-	-	-	-	50,000	50	62,450	-	-	62,500
Common stock issued in exchange for services rendered	-	-	-	-	85,615	86	42,414	-	-	42,500
Common stock issued with Strata Agreement for no consideration	-	-	-	-	200,000	200	49,800	-	-	50,000
Net loss	-	-	-	-	-	-	-		(1,069,636)	(1,069,636)
Balance, December 31, 2023	1,000,000	$1,000	560,000	$450,260	11,216,438	$11,216	$5,116,403	$-	$(7,466,631)	$(1,887,752)
Common stock issued in connection with partial convertible note conversion	-	-	-	-	100,000	100	49,900	-	-	50,000
Common stock issued in exchange for services rendered	-	-	-	-	118,975	119	89,882	-	-	90,001
Common stock issued in connection with 506 offering	-	-	-	-	293,631	293	219,925	(32,720)	-	187,498
Employee share-based compensation	-	-	-	-	10,500	11	7,724	-	-	7,735
Common stock issued as consideration paid for HomeQ - software purchase	-	-	-	-	1,800,000	1,800	1,546,200	-	-	1,548,000
Net loss	-	-	-	-	-	-	-	-	(615,261)	(615,261)
Balance, December 31, 2024	1,000,000	$1,000	560,000	$450,260	13,539,544	$13,539	$7,030,034	$(32,720)	$(8,081,892)	$(619,779)

The accompanying notes are an integral part of these financial statements.

SPECIFICITY, INC.

Statements of Cash Flows

(Expressed in U.S. Dollars)

	YEAR ENDED
	DECEMBER 31,
	2024	2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(615,261)	$(1,069,636)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	4,698	4,994
Amortization of intangibles	6,389	42,768
Amortization of original issue discount	-	55,000
Loss on extinguishment of debt	11,409	-
Loss on termination of operating lease	29,242	-
Intangible asset impairment charge	-	50,000
Share-based compensation expense	7,735	50,000

Changes in operating liabilities:
Accounts receivable	4,000	1,000
Prepaid expenses and other current assets	(465)	(1,005)
Accounts payable and accrued expenses	119,251	(33,524)
Accrued liabilities	67,597	125,286
Accrued interest payable	6,530	75,777
Deferred revenue	(53,000)	45,682
Accrued interest payable - related party	50,000	50,000
Net cash used in operating activities	(361,875)	(603,658)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from working capital funding loans	199,250	313,837
Repayments of working capital funding loans	(81,780)	(194,903)
Proceeds from convertible promissory note issuance	-	200,000
Repayment of convertible promissory note issuances	-	(26,890)
Principal repayments under operating lease obligations	-	(42,547)
Advances from related party	11,169	90,000
Proceeds from sale of common stock (private placement)	187,500	241,249
Proceeds from sale of common stock (S-1)	-	49,253
Net cash provided by financing activities	316,139	629,999

NET CHANGE IN CASH AND CASH EQUIVALENTS	(45,736)	26,341
CASH AND CASH EQUIVALENTS, beginning of period	49,149	22,808
CASH AND CASH EQUIVALENTS, end of period	$3,413	$49,149

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-

NON-CASH FINANCING ACTIVITIES:
Common stock issued in exchange for services rendered	$89,999	$25,000
Common stock issued in partial convertible note conversion	$50,000	$-
Common stock issued in connection with Convertible Note for no consideration	$-	$62,500
Common stock issued to employees as compensation	$7,735	$-
Common stock issued as consideration paid for HomeQ	$1,548,000	$-

The accompanying notes are an integral part of these financial statements.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Business Overview

Specificity, Inc. (hereinafter referred to as the “Company”) was incorporated in the State of Nevada on November 25, 2020 (“Inception”). The Company’s principal headquarters is located at 8429 Lorraine Rd., Suite 377, Lakewood Ranch, FL 34202.

The Company is a full service digital marketing firm that delivers cutting-edge marketing solutions to identify and market in real-time to potential customers who are actively in the buying cycle. The Company’s digital marketing solutions focus on Business to Business (“B2B”) and Business to Consumer (“B2C”) consumer markets and give small and medium sized businesses a fair chance to capture online traffic. The Company’s underlying technology solution utilizes BiToS and Mobile Advertising Identifiers (MAIDs) to build audiences, effectively eliminating bot traffic and ad waste and produces real-time messaging opportunities to reach target audiences more efficiently than broad based market messaging platforms. The Company also implements intuitive ad sequencing, audience ID technology, Artificial Intelligence (“AI”) integration, saturation modeling, conversion funneling, Customer Relationship Management (“CRM”) integration, traffic resolution, and comprehensive analytics reporting.

The Company’s digital marketing capabilities were acquired through organic development in-house and through its efforts as a tech incubator and early adopter of innovative marketing tools. The Company principally generates revenue from its primary digital marketing solution; however, it has three other digital marketing solutions for which development is in varying stages of completion and/or waiting to be deployed to the marketplace. Refer to Note 3 – Revenue from Contracts with Customers for additional discussion about our digital marketing solution offerings.

NOTE 2 – GOING CONCERN

The Company is a development stage corporation. The Company has performed an annual assessment of its ability to continue as a going concern as required under Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (“ASU No. 2014-15”) and concluded that the ability of the Company to continue as a going concern is dependent upon the Company’s ability to increase revenues and raise additional funds to implement its full business plan.

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has $1,559,296 in assets, and an accumulated deficit and working capital deficit of $8,081,892 and $1,171,822, respectively, as of December 31, 2024, and incurred a net loss and cash used in operations of $615,261 and $361,875, respectively, for the year ended December 31, 2024. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern for a period of 12 months from the date of this report. Although the Company has generated revenue from contracts with customers since its inception, the Company has reported a cumulative net loss due to costs associated with sale growth initiatives and capital raises.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

The Company’s ability to raise additional equity capital has been delayed due to the SEC’s enforcement proceedings against its former audit firm BF Borgers CPA PC and its owner, Benjamin F. Borgers, where in the SEC charged them with deliberate and systematic failures to comply with PCAOB standards in their audits and reviews of hundreds of public companies, which were incorporated in more than 1,500 SEC filings from January 2021 through June 2023. As a result, the Company was unable to complete and file its annual report and quarterly reports in a timely manner. In the interim, the Company raised capital through short term bridge loans and also entered into a 24-month Strata Purchase Agreement (“Strata Agreement”) with a private investor who committed to purchase up to $5,000,000 of the Company’s registered common stock (see Note 9 – Strata Purchase Agreement). The Company intends to leverage this Strata Agreement to raise equity necessary to execute its full business plan.

In the long run, the ability of the Company to continue as a going concern is dependent on its ability to implement the business plan, raise capital, and generate sufficient revenues to generate positive net income and cash flow. There is no guarantee that the Company will ever be able to raise sufficient capital or generate a level of revenue to sustain its operations. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company’s fiscal year end is December 31st.

Reportable Operating Segments

The Company operates its digital marketing business as a single segment business. We consider a combination of factors when evaluating the composition of potential reportable segments, including the results regularly provided to our Chief Executive Officer, who is our chief operating decision maker (“CODM”), economic characteristics of our digital marketing services offered, classes of clients (when applicable), geographic considerations (e.g. United States versus the rest of the world), and regulatory environment considerations (if applicable).

Development Stage Company

The Company is a development stage company as defined in Accounting Standards Codification (“ASC”) 915 “Development Stage Entities.” The Company is devoting substantially all of its efforts on establishing the business and generating sufficient revenue to support its ongoing operations. All losses accumulated since inception have been considered as part of the Company's development stage activities. The Company has elected to adopt application of Accounting Standards Update (“ASU”) No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. Upon adoption, the Company no longer presents or discloses inception-to-date information and other remaining disclosure requirements of Topic 915.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include the valuation of share-based compensation, embedded derivatives within convertible note issuances, and allowance against deferred tax assets.

Reclassification of Prior Year Presentation

Certain prior year amounts in the statement of operations have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of these financial statements. The Company had no cash equivalents as of December 31, 2024 and 2023. Interest-bearing cash deposits maintained by financial institutions in the United States of America are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to a maximum of $250,000. Interest bearing deposits in excess of FDIC insured limits are uninsured and unrecoverable in the event a financial institution the Company has a deposit relationship with becomes insolvent. The Company manages uninsured deposit risk by 1) investing in government backed securities and holding such investments to maturity and 2) investing in a series of certificates of deposit at amounts below the FDIC limit at other financial institutions. The Company had no cash balances in excess of FDIC limits as of December 31, 2024 or 2023.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable is recorded net of an allowance for doubtful accounts, if needed. The Company considers any changes to the financial condition of its financial institutions used and any other external market factors that could impact the collectability of its receivables in the determination of its allowance for doubtful accounts. The Company does not have significant accounts receivable due to their billing practices which require upfront payment for services on or before the first of each month. Accordingly, the Company does not expect to have write-offs or adjustments to accounts receivable which could have a material adverse effect on its financial position, results of operations or cash flows as the portion which is deemed uncollectible is already taken into account when the revenue is recognized.

Property and Equipment

The Company’s primary property and equipment consists of office equipment. Property and equipment is recorded at historical cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs that do not extend the life of property and equipment are charged to operating expense as incurred. Depreciation of property and equipment is computed under the straight line method of depreciation over the assets estimated useful life. Upon sale or retirement of equipment, the related cost and accumulated depreciation are removed, and any gain or loss is reflected in the statement of operations and cash proceeds, if any, are reflected in the statement of cash flows from investing activities.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Intangible Assets

The Company’s primary intangible assets consist of website development costs and internally developed software used to deliver digital marketing services. The Company expenses website and internally developed software costs incurred during the planning and content development phases of development. The Company expenses hosting costs incurred during all stages of development. The Company capitalizes all costs incurred during active development of the application and infrastructure and graphics, including acquired technology stacks. Software related intangible assets are amortized using the straight-line method over an estimated economic life of three (3) to five (5) years.

Right of Use Assets and Liabilities

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, and operating lease liabilities in the balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Lease agreements do not typically provide an implicit rate, as such the Company uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. For lease agreements with lease and non-lease components are generally accounted for separately.

Impairment of Long-Lived Assets

Long lived assets (including intangible assets) are reviewed by the Company’s management when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used in measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated. There were no impairments of long lived assets during the year ended December 31, 2024. During the year ended December 31, 2023, the Company recognized a non-cash impairment charge of $50,000 within other expense due to its decision abandon the planned release of investor center solution. The investor center solution target market had materially changed as there were many other competing capital raising applications offering similar technology and with larger development funding commitments.

Fair Value of Financial Instruments

The Company accounts for certain assets and liabilities at fair value. The hierarchy below lists three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of our fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

▪	Level 1 – inputs are based upon unadjusted quoted prices for identical instruments in active markets. Level 1 investments include U.S. government securities, common and preferred stock, and mutual funds. Level 1 assets and liabilities include those actively traded on exchanges. Level 1 inputs are used to determine the value of shares issued as an inducement in connection with the issuance of convertible debt structures.

▪	Level 2 – inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques (e.g. the Black-Scholes model) for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including interest rate curves, credit spreads, foreign exchange rates, and forward and spot prices for currencies. Level 2 inputs are used to determine the fair value of preferred issued for no consideration if there is a prior market transaction.

▪	Level 3 – inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques, including option pricing models and discounted cash flow models. Level 3 inputs are used to determine the value of stock warrants, if applicable.

The estimated fair value of certain financial instruments, including accounts receivable, working capital funding loans, accounts payable and accrued expenses, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The Company’s principal transactions subject to fair value estimates are share based compensation (Level 1) and stock warrants (Level 2).

Convertible Debt

The Company may enter into negotiated short term convertible debt agreement to provide bridge capital in between equity raises. The Company evaluates the terms of convertible debt issues to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. If a security or instrument becomes convertible only upon the occurrence of a future event outside the control of the Company, or, is convertible from inception, but contains conversion terms that change upon the occurrence of a future event, then any contingent beneficial conversion feature is measured and recognized when the triggering event occurs, and contingency has been resolved. Conversion features that appear in convertible notes issued by the Company are accounted for as set forth below:

•	Embedded Derivatives. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, then the Company will estimate the fair value of the convertible debt derivative using the Black Scholes method upon the date of issuance. If the fair value of the convertible debt derivative is higher than the face value of the convertible debt, the excess is immediately recognized as interest expense. Otherwise, the fair value of the convertible debt derivative is recorded as a liability with an offsetting amount recorded as a debt discount, which offsets the carrying amount of the debt. The convertible debt derivative is revalued at the end of each reporting period and any change in fair value is recorded as a gain or loss in the statement of operations. The debt discount is amortized through interest expense over the life of the debt. During the year ended December 31, 2024 and 2023, there were no embedded derivatives identified.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

•	Beneficial Conversion Feature. If the conversion feature is not treated as a derivative, the Company assesses whether it is a beneficial conversion feature (“BCF”). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible and is recorded as additional paid in capital and as a debt discount in the consolidated balance sheets. The Company amortizes the balance over the life of the underlying debt as amortization of debt discount expense in the statements of operations. If the debt is retired early, the associated debt discount is then recognized immediately as amortization of debt discount expense which is included in the caption “interest expense” in the statements of operations. There were no beneficial conversion features identified for the Company’s prior outstanding convertible debt.

•	Warrants issued as consideration with Convertible Debt. The Company treats the issuance of shares of common stock in connection with the issuance of convertible debt as a debt discount, which is recorded as a contra-liability against the debt and amortizes the balance over the life of the underlying debt as amortization of debt discount expense which is included in the caption “interest expense” in the statement of operations. The offset to contra-liability is recorded as additional paid in capital if the stock consideration is not treated as a derivative. The Company determines the value of warrants issued in connection with convertible debt using a Black Scholes option pricing model which is a Level 2 fair value measurement. During the year ended December 31, 2024 and 2023, there were no warrants issued as an inducement for a convertible debt issuance.

•	Stock issued as consideration with Convertible Debt. The Company treats the issuance of shares of common stock in connection with the issuance of convertible debt as a debt discount, which is recorded as a contra-liability against the debt and amortizes the balance over the life of the underlying debt as amortization of debt discount expense which is included in the caption “interest expense” in the statement of operations. The offset to contra-liability is recorded as additional paid in capital if the stock consideration is not treated as a derivative. The Company determines the value of stock issued in connection with convertible debt based on quoted market prices for the Company’s common stock which is a Level 1 fair value measurement. During the year ended December 31, 2024, the Company did not issue additional consideration to its convertible noteholder. During the year ended December 31, 2023, the Company issued 50,000 shares of common stock as additional consideration to its convertible noteholder (see Note 6).

If the conversion feature does not qualify for either the derivative treatment or as a BCF, the convertible debt is treated as traditional debt.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Warrants

The Company may issue warrants as additional consideration when issuing convertible note financing as a bridge loan in between equity raises. The Company issues detachable freestanding warrants to purchase common stock for cash. The Company does not issue warrants or other financial instruments indexed to the Company’s stock, change of control or any other factor not closely related to the warrant. The Company uses the Black-Scholes option pricing model (“Binomial Model”) to value warrants issued in connection with capital raise transactions. The estimated fair value of a warrant is determined using Level 2 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates as zero.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

The Company filed its federal corporate tax returns since inception.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Revenue from Contracts with Customers

The Company’s performance obligation, associated with digital marketing solutions generally consist of the promise to deliver digital marketing services. Digital marketing solutions are delivered as a service and as such the performance obligation is complete once marketing tools or solutions are made available to the customer, or as determined by the specific terms of the contract, if applicable. The Company charges its clients a fixed monthly retainer for its services and such retainer is automatically renewed on a monthly basis on the first of the month unless cancelled by the client in accordance with the terms of the service agreement. If any customer pays for digital marketing services in advance, those payments are initially recorded as deferred revenue and then recognized as revenue when digital marketing services are delivered. As of December 31, 2024, the Company had no deferred revenue recorded. At December 31, 2023, the Company had deferred revenue of $53,000 due to timing of the signing of the contract and completion of services, which occurred in January 2024.

The Company’s standard sales terms generally do not generally allow for a right of return due to the nature of digital marketing services. After completion of the Company’s performance obligation, there is an unconditional right to consideration as outlined in the contract. Revenue is recognized when performance obligations under the terms of the contracts with customers are satisfied.

The Company offers three digital marketing solutions within its single segment business.

1.	Tradigital Partners - White-Label Digital Marketing Solutions for Ad Agencies. Tradigital Partners is a specialized white-label digital marketing service designed exclusively for advertising agencies to partner their traditional campaigns with digital. This solution allows agencies to expand their service offerings by providing cutting-edge digital marketing solutions under their own brand, without the need for in-house expertise or infrastructure.

2.	Put-Thru - Enterprise-Grade Digital Marketing, Scaled for SMBs. Put-Thru is a digital marketing tech stack designed specifically for small and medium-sized businesses (SMBs). Unlike enterprise-level marketing platforms that require significant investment and expertise, Put-Thru delivers powerful digital advertising solutions at an affordable price point, helping SMBs compete with larger brands.

3.	Pickpocket - DIY Digital Marketing Platform for Small Business Owners. Pickpocket is a do-it-yourself (DIY) digital marketing platform built for small business owners who want to take control of their advertising efforts while cutting out the waste of audiences that don't make sense for their product or service. Designed for businesses with annual revenues between $500,000 and $5 million, Pickpocket leverages behavior-based ID technology to help users build ideal customer profiles and directly target potential buyers through their mobile devices. The main goal of Pickpocket is to directly target your competitors. Although fully developed, Pickpocket has not yet generated revenue, presenting an opportunity for future monetization strategies, including subscriptions, performance-based pricing, or value-added services.

Adhoc marketing services are available on a fee for service basis and include email marketing, automated marketing, content marketing, social media content creation, digital production marketing, branding standards, logo creation, website creature, brochure creation, print marketing, targeted print campaigns, Google and Bind display ads, Google and Bing pay per click campaigns, Google local service ads, Test (SMS) campaigns, search engine optimization, blog creation, voice marketing, radio commercial creation, influencer marketing collaboration and proximity marketing.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

Advertising, Marketing and Promotion Costs

The Company expenses advertising, marketing and promotion costs related to its digital marketing offerings in the period in which the expenditure is incurred. Digital marketing services will be promoted through recognized social media networks and other marketing channels, and at targeted events. During the years ended December 31, 2024 and 2023, the Company incurred website, general marketing, advertising, branding and promotion costs of $179,616 and $450,500, respectively.

Capital Raise Promotion Costs

The Company expenses capital raise costs in the period in which the expenditure is incurred. Promotion expenses include digital investor website and processing platform fees, investor relations and related advisory fees, marketing and promotion campaigns to promote the Company’s equity raise. During the years ended December 31, 2024 and 2023, the Company incurred capital raise promotion costs of $29,610 and $86,951, respectively.

Share-Based Compensation

Share-based compensation is accounted for based on the requirements of ASC 718 – “Compensation–Stock Compensation”, which requires recognition in the financial statements of the cost of employee, non-employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. Share-based compensation is recorded in the statement of operations. Issuances of share-based compensation to date did not include any service performance element and as such equity awards were expensed and reported as share based compensation in the statement of operations when granted to recipients.

Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with FASB ASC 260 “Earnings per Share (EPS)”. EPS is computed by dividing net income or loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all potential common shares if their effect is anti-dilutive (See Note 11).

New Accounting Pronouncements

On January 1, 2024, the Company adopted ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures,” which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The purpose of the amendment is to enable investors to better understand an entity’s overall performance and assess potential future cash flows. The guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The guidance is to be applied retrospectively to all prior periods presented in the financial statements. There was no material impact upon adoption of this ASU as the Company’s operates a single segment business and all significant revenues and costs to conduct business are disclosed in its statements of operations.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which modifies the rules on income tax disclosures to require disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The ASC is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. The ASC guidance is effective for annual periods beginning after December 15, 2024, with early adoption permitted. ASU 2023-09 should be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the potential impact of adopting this new ASU on its financial statements.

On January 1, 2024, the Company adopted Accounting Standards Update (ASU) 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). The FASB issued ASU 2020-06 in August 2020 which, among other things, simplifies the accounting for convertible instruments and contracts in an entity’s own equity and amends the diluted EPS computation for these instruments. This ASU is effective for fiscal years beginning after December 15, 2023, for smaller reporting companies. Earlier adoption is permitted but not earlier than December 15, 2020. The Company adopted ASU 2020-06 during the first quarter of 2024 on a modified retrospective basis. There was no material impact upon adoption of this ASU as the Company’s did not previously record any beneficial conversion features in connection with its convertible note issued in 2023.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company, except for those cited above.

NOTE 4 – RELATED PARTY TRANSACTIONS

Employment Agreement

On January 1, 2021, the Company entered into a 1-year employment agreement (“Agreement”) with Mr. Jason Wood, the Company’s Chief Executive Officer (“CEO”). The Agreement renews automatically on an annual basis. If the CEO is terminated without cause, then the remaining current contract year shall be paid upon termination. The Company currently pays the CEO’s personal expenses in lieu of a direct salary. Compensation paid to the CEO is set forth below:

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

	DECEMBER 31,
	2024	2023

Base salary paid	$-	$7,002
Automobile lease payments	31,185	34,425
Personal expenses paid on behalf of CEO	21,960	66,013
Interest Accrued or Paid on related party payable to CEO	50,000	50,000
Non-cash compensation	10,391	11,095
Health insurance	1,000	6,241
Apartment	23,704	71,885

Total	$138,240	$246,661

All compensation paid to the CEO was classified as officer compensation within general and administrative expense in the statement of operations.

Related Party Notes Payable (Pickpocket)

On January 13, 2021, the Company entered into a share purchase agreement with the Company’s CEO to acquire an 80% equity interest in Pickpocket Inc. (“Pickpocket”) for a purchase price of $1 million and paid consideration in the form of a promissory note bearing simple interest at a rate of 5% per annum. As of the date of acquisition, Pickpocket did not have any operations or significant assets. Upon acquisition, the Company expensed the purchase price as compensation to the officer. The transaction was accounted for on a carryover basis as the CEO was the controlling shareholder in both entities. As of December 31, 2024 and 2023, the Company has accrued interest of $100,000 and $50,000, respectively, included within accrued interest – related party on the accompanying balance sheet.

Executive Officer Advances to the Company (Related Party Advances)

The Company’s CEO and COO provided unsecured credit advances to the Company to fund operations in between financing rounds. These advances do not incur interest and are due on demand. As of December 31, 2024 and 2023, unpaid credit advances were $295,669 and $284,500, respectively.

NOTE 5 – DEBT AGREEMENTS

Working Capital Funding Loans

The Company finances short term working capital requirements in between capital raises by entering into secured borrowing agreements for which future receivables are pledged to repay these short-term obligations. Funding is generally nonrecourse one-time fixed amount financing arrangements and contain a performance and personal guarantee by the CEO and COO. Repayments are made generally on a weekly basis out of available daily deposits until the financing has been repaid in full. Future sales of revenues are not within the scope of ASC 860 (Transfers and Servicing of Financial Assets), as such these arrangements are accounted for under ASC 470 (Debt) as short term secured credit facilities. Accordingly, these secured borrowings are reported as short term financing on the balance sheet. Upon receipt of financing proceeds the Company recognizes a liability equal to the net proceeds received. Interest expense is recognized when payments are made under this arrangement. Interest is computed using the percentage purchased factor times the payment made under the agreement. Working capital funding loans consisted of the following:

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

	DECEMBER 31,
	2024	2023

NewCo Capital Group Future Revenue Purchase Agreement dated March 3, 2023 (1)	$40,630	$64,130
Parkside Funding Group LLC Revenue Purchase Agreement dated August 3, 2023 (2)	49,284	54,804
Funding Futures Revenue Purchase Agreement dated February 27, 2024 (3)	25,982	-
ClearThink Capital LLC (4)	50,000	-
Total working capital funding loans	$165,896	$118,934

(1)	On March 2, 2023, the Company entered into a future revenue purchase agreement and received proceeds of $120,000 (net of underwriting and original fees of $7,200) for which $169,200 will be repaid in 36 weekly installments of $4,700, with a minimum payment of 10% of banking deposits. This working capital loan is secured by substantially all of the Company’s assets and a personal guarantee by the Company’s CEO and COO. The percentage purchased factor representing interest expense under this arrangement was approximately 29.1% (including underwriting fees, origination fees and financing spread). In the event of default, the Company may be required to pay additional fees of 30% of the unpaid balance to cover legal fees required by the third party to pursue collection in the event of default. During the year ended December 31, 2024, the Company resumed making weekly payments.

(2)	On August 3, 2023, the Company entered into a future revenue purchase agreement and received proceeds of $57,000 (net of $3,000 in underwriting fees) for which $84,000 will be repaid in weekly installments of $3,231 with a minimum payment of 22% of banking deposits. This working capital loan is secured by substantially all of the Company’s assets and a personal guarantee by the Company’s CEO and COO. The percentage purchased factor representing interest expense under this arrangement was approximately 32.1% (including underwriting fees, origination fees and financing spread). In the event of default, the Company may be required to pay a fixed default penalty of $2,500 and additional fees of 33% of the unpaid balance to cover legal fees required to pursue collection in the event of default. As of December 31, 2023, the required payments were not made, and the Company was in default. On August 23, 2023, the Company entered into a Settlement Agreement and General Release with the lender to settle unpaid advances. During the year ended December 31, 2024, the Company resumed making weekly payments.

(3)	On February 27, 2024, the Company entered into a future revenue purchase agreement and received proceeds of $18,000 (net of $2,000 in underwriting fees) for which $29,980 will be repaid in daily installments of $428, with a minimum payment of 9% of banking deposits. This working capital loan is secured by substantially all of the Company’s assets and a personal guarantee by the Company’s CEO. The percentage purchased factor representing interest expense under this arrangement was approximately 66.1% (including underwriting fees, origination fees and financing spread). In the event of default, the Company may be required to pay a fixed default penalty of $2,500 or up to 25% of the unpaid balance to cover legal fees required to pursue collection in the event of default.

(4)	As more fully described in Note 9, Strata Purchase Agreement, the Company borrowed $50,000 to cover operating expenses associated with the audit of the financial statements. All amounts borrowed are expected to be settled as part of the Strata Purchase Agreement.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 6 – CONVERTIBLE NOTE AGREEMENT

On April 25, 2023, the Company entered into Securities Purchase Agreement (“SPA Agreement”) with a third party to obtain bridge financing. Pursuant to the SPA Agreement, the Company entered into an unsecured 9-month (“Note Term”) convertible promissory note (“Convertible Note”) with a principal amount of $220,000, additional consideration of 50,000 restricted shares of common stock and a detachable warrant to purchase up to 200,000 shares of common stock at an exercise price of $5.00 per warrant. The Company previously recognized at issuance an original issue discount (“OID”) of $82,500, which included $20,000 discount against the original Convertible Note and $62,500 additional OID related to the fair value of restricted stock awarded as an additional inducement to the noteholder. Additionally, the Company recorded total accrued interest of $75,778, which included an additional interest charge of $22,000 at the time of issuance and default penalty interest of $53,778 as a result of not paying in accordance with the terms and conditions of the Convertible Note.

	DECEMBER 31,
	2024	2023

Convertible Note, dated April 25, 2023, fixed installments of $26,889, matured in June 2024 and currently in default (1)	$133,894	$193,110
Deduct: Unamortized Original Issue Discount (2)(3)(4)	-	(27,500)
Convertible Note principal balance payable	$133,894	$165,610
Add: Convertible Note interest payable (5)	75,777	75,777
Total Convertible Note payable	$209,671	$241,387

Total Convertible Note payable at maturity	$218,888	$268,888

(1)	The Convertible Note requires a fixed monthly repayment of approximately $26,889 starting July 24, 2023, and ending on March 24, 2024. Unpaid principal and interest may be converted by the noteholder into shares of the Company’s common stock at a conversion price of $1.50 per share at any time while the Convertible Note remains outstanding. On January 29, 2024, the Company decreased the conversion price from $1.50 to $0.50. The Company and the note holder agreed to decrease the conversion ratio to compensate for the debt default position. The conversion ratio modification did not substantively change the cash flows associated with the original Convertible Note; however, the modification resulted in a substantive change in the conversion feature. This modification of the conversion feature was accounted for as a debt extinguishment and a loss on extinguishment of $11,408 was recognized during the year ended December 31, 2024. There were other modifications made to the Convertible Note. On February 3, 2024, the note holder converted $50,000 in outstanding principal into 100,000 shares of common stock.

(2)	The Convertible Note included a $20,000 original issue discount which is being amortized over the life of the Convertible Note. As of December 31, 2023, the unamortized original issue discount was $6,667. The conversion feature modification made during the nine month period ended September 30, 2024, resulted in a debt extinguishment which resulted in the write-off of the remaining original issue discount associated with the original Convertible Note.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

(3)	The Convertible Note included an additional original issue discount of $62,500, which reflects the fair value of 50,000 shares of restricted stock that was awarded as an additional inducement to the noteholder. As of December 31, 2023, the unamortized original issue discount was $20,833. The conversion feature modification made during the during the year ended December 31, 2024, resulted in a debt extinguishment which resulted in the write-off of the remaining additional original issue discount recorded in relation to shares issued in connection with the original Convertible Note issuance.

(4)	The Convertible Note included 200,000 warrants to purchase common stock at a strike price of $5.00 per warrant (after giving effect to any adjustments for stock splits or dividends or subsequent offering rights) by paying cash or cashless exercise. The fair value of detachable warrants on the grant date was $0 using a Black-Scholes option pricing model with a stock price of $1.25, exercise price of $5.00, risk free rate of 3.7%, volatility of 25% (logarithmic average due to limited exchange pricing data) and a dividend rate of 0% and a warrant term of 10 years (as the Company’s warrants have no expiration date). During the during the year ended December 31, 2024, there were no changes in the terms and conditions of warrants to purchase common stock issued in connection with the Convertible Note.

(5)	The Convertible Note assessed an additional 10% interest on the face value of the Convertible Note upon issuance which increased the amount due from $220,000 to $242,000. In the event of a default, the noteholder may increase the unpaid balance by 125% as a penalty for such default. Any additional increase in the unpaid balance as a result of an event of default shall be recognized immediately as additional interest expense. During the year ended December 31, 2024, there were no scheduled payments made by the Company. During the year ended December 31, 2023, the Company made only one scheduled payment to the noteholder. Pursuant to Section 2(a)(i) of the Convertible Note Agreement, failure to pay the noteholder amounts when due constitutes an event of default and recognition of a penalty equal to 125% of the unpaid principal and interest due to the note holder. As of December 31, 2024 and 2023, unpaid accrued interest payable included $22,000 of interest since issuance of the Convertible Note and penalty interest of $53,778, respectively. The note holder has not made any demand for payment.

NOTE 7 – OPERATING LEASE RIGHT OF USE ASSET AND LIABILITY [STOPPED HERE]

On May 1, 2021, the Company entered into a 4 year office non-cancellable operating lease agreement commencing on June 16, 2021 and recorded a right of use asset and liability of $104,665.

On January 31, 2024, the Company abandoned its office space as part of its decision to transition to a remote working environment and entered into early lease termination negotiations with the landlord. On March 29, 2024, the Company finalized an early termination of its operating lease agreement with its landlord. Under the terms of the lease termination agreement dated March 29, 2024, the Company agreed to pay a lease termination fee of $33,895, which is included on the balance sheet within “accrued expenses”. The Company and landlord agree to settle the lease termination fee in exchange for digital marketing services to be provided by the Company during the first quarter of 2025, after the landlord completes planned renovations to the building. The Company recognized a net loss of $29,242 under the caption “Loss on termination of operating lease” within the statement of operations for the year ended December 31, 2024.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

The components of operating lease right of use asset was as follows:

	DECEMBER 31,
	2024	2023

Operating lease cost:
Amortization of right of use assets	$3,497	$41,964
Interest on operating lease liability	55	2,344

Total operating lease costs	$3,552	$44,308

As of December 31, 2023, the weighted average remaining lease term is 6 months, with remaining payments of $22,279 less imputed interest of $194.

Cash paid for operating leases included in operating cash flows was $0 and $43,909, respectively.

NOTE 8 – INCOME TAXES

The Company’s deferred tax assets predominantly consist of temporary differences arising from net operating loss carryforwards, accrued compensation and shared based compensation. In assessing the ability to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. A significant piece of objective negative evidence considered in management’s evaluation of the realizability of its deferred tax assets was the limited financial history and forecasted losses during the first full year of operations of the Company. On the basis of this evaluation, management recorded a valuation allowance against all deferred tax assets as the ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the period in which these temporary differences become deductible.

The Company’s net deferred tax assets consisted of the following:

	DECEMBER 31,
	2024	2023

Deferred tax assets:
Net operating loss carryforward	$1,684,352	$1,598,368
Share-based compensation	501,224	579,388
Charitable contributions	1,079	1,079
Total deferred tax assets	$2,186,655	$2,178,835
Less: valuation allowance	(2,129,392)	(2,132,583)
Total deferred tax assets, net	$57,263	$46,252

Deferred tax liabilities:
Depreciation	$1,351	$1,351
Accrued compensation	55,912	44,901
Total deferred tax liabilities	$57,263	$46,252

Net deferred tax asset or liability	$-	$-

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

	DECEMBER 31,
	2024	2023
Deferred tax asset valuation allowance:
Beginning balance	$(2,132,583)	$(670,986)
Increase	3,191	(1,461,597)
Ending balance	$(2,129,392)	$(2,132,583)

As of December 31, 2024 and 2023, the Company provided a 100% valuation allowance against the net deferred tax assets.

Provision for income tax (benefit) effective rates, which differs from the federal and state statutory rates were as follows for the years ended:

	DECEMBER 31,
	2024	2023

Tax at U.S. federal statutory rate	21.00%	21.00%
State, net of federal benefit	5.73%	5.89%
Non-Deductible Expenses	-0.94%	-0.40%
Change in valuation allowance	-25.79%	-26.49%
	0.00%	0.00%

The Company files U.S. federal income tax returns with the Internal Revenue Service (“IRS”). As of December 31, 2024, the Company is currently not under examination by the IRS. The Company did not have any unrecognized tax benefits at either December 31, 2024 or 2023. If applicable in the future, any interest and penalties related to uncertain tax positions will be recognized in income tax expense.

The Company files state income tax returns in Nevada and Florida. As of December 31, 2024, the Company is currently not under examination by either state tax authority.

NOTE 9 – CAPITAL STRUCTURE

During the year ended December 31, 2024 and 2023, there were no equity transactions that could result in a change in control of the Company which would trigger any conversion provision contained within the Company’s Convertible Note, Series A or B preferred stock agreements. The following is a description of the Company’s equity instruments:

•	Series A Preferred Stock

The Company is authorized to issue 1 million shares $0.001 par value Series A preferred stock (“Series A”). The holder of Series A preferred stock is entity to 80% of all voting rights available at the time of any vote. In the event of liquidation or dissolution of the Company, the holders of Series A preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series A preferred stock have a right to convert each share of Series A into five shares of common stock. On December 1, 2020, the Company issued 1 million shares of Series A preferred stock to the CEO of the Company for no consideration. There were no changes in Series A shares during the years ended December 31, 2024 or 2023.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

•	Series B Preferred Stock

The Company was authorized to issue 260,000 shares $0.001 par value Series B preferred stock (“Series B”). In September 2022, the Company increased the Series B preferred stock authorized shares to 560,000. The holder of Series B preferred stock do not have any voting rights. In the event of liquidation or dissolution of the Company, the holders of Series B preferred stock are entitled to share ratably in all assets remaining after payment of liabilities and have no liquidation preferences. Holders of Series B preferred stock have a right to convert each share of Series B on a prorate basis of exactly ten (10) percent of the issued and outstanding common stock of the Company. The ultimate redemption value of Series B Preferred stock is tied to the value of the Company’s common stock.

In 2020, the Company issued 260,000 shares of Series B preferred stock for no additional consideration at a fair value of $260. In 2022, the Company issued 300,000 shares of Series B preferred stock as compensation to the Chief Revenue Officer (“CRO”) of the Company. The Company estimated the fair value of Series B at $1.50 per share (average transaction price for common stock sold during the same period), which resulted in a total fair value of $450,000. As of December 31, 2024 and 2023, the Company’s CRO beneficially held 404,000 Series B shares and indirectly through his spouse and son held 196,000 Series B shares.

There were no changes in Series B shares during the years ended December 31, 2024 or 2023.

•	Common Stock

As of December 31, 2024, the Company had 50 million authorized shares of common stock with a par value of $0.001, of which 13,539,544 were issued and outstanding. Common stockholders are entitled to one vote per share on all matters submitted to a vote of stockholders. As of December 31, 2024 and 2023, Company insiders held in aggregate 7.5 million shares and 7.2 million shares of common stock, respectively. The Company’s CEO controls approximately 86.6% of the voting power of the Company’s common stock.

•	Strata Purchase Agreement

On November 29, 2023, the Company entered into a 24-month Strata Purchase Agreement (“Strata Agreement”) with a private investor (“ClearThink”). Under the terms of the Strata Agreement, ClearThink committed to purchase up to $5,000,000 of the Company’s registered common stock with a purchase price equal to 80% of the average of the two lowest daily stock prices during a ten (10) day trading period. The Strata Agreement requires a minimum purchase of $25,000 with a maximum purchase at the lesser or $1,000,000 or 500% of the daily average shares traded for the prior 10-day period. At no time shall the total number of shares purchased under this Strata Agreement exceed 9.99% of the Company’s outstanding common stock. ClearThink made an initial purchase of 400,000 shares of restricted stock in exchange for $100,000. Additionally, the Company issued an additional 200,000 shares of common stock to ClearThink as additional consideration which had a fair value of $50,000.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

NOTE 10 – SHARED BASED COMPENSATION AND WARRANTS

Share-Based Compensation

During the year ended December 31, 2024, the Company issued shared 10,500 shares of common stock as based compensation to its Chief Operating Officer as part of his compensation package. During the year ended December 31, 2023, the Company did not issue any shares of common stock as based compensation to any employees. The Company did not adopt stock option incentive plan or issue any stock options or other service based awards to any employee, advisor or consultant during the years ended December 31, 2024 and 2023. During the years ended December 31, 2024 and 2023, the Company issued 118,975 and 85,615 shares of common stock, respectively, in partial satisfaction of amounts owed to its capital raise consultants.

Warrants to Purchase Common Stock

On October 1, 2021, the Company issued 200,000 detachable warrants at an exercise price of $3.00 per warrant in connection with a private equity offering. While the Company contemporaneously issued warrants in connection with this capital raise transaction, these warrants are subject to separate agreements with different terms and conditions that are not closely related. The warrants issued in connection with the sale of common stock may be exercised at the option of the purchaser and may only be settled in shares of common stock upon payment of the exercise price stated in the stock purchase agreement. These freestanding warrants are classified as an equity instrument and have no expiration date. The fair value of detachable warrants on the grant date was $0 using a Black-Scholes option pricing model with a stock price of $0.25, exercise price of $3.00, risk free rate of 4.57%, volatility of 25% (logarithmic average due to limited exchange pricing data) and a dividend rate of 0% and a warrant term of 10 years (as the Company’s warrants have no expiration date). During the years ended December 31, 2024 and 2023, there were no exercises of warrants to purchase common stock.

On April 25, 2023, the Company issued 200,000 detachable freestanding warrants at an exercise price of $5.00 per warrant, as additional consideration in connection with its Convertible Note (see Note 6). While the Company contemporaneously issued warrants in connection with a Convertible Note issuance, these warrants are subject to separate agreements with different terms and conditions that are not closely related. The settlement and/or termination of the Convertible Note does not cause the warrant agreement to terminate or cause the terms and conditions to change due to changes in the Note instrument. The warrants issued in connection with the sale of common stock may be exercised at the option of the purchaser and may only be settled in shares of common stock upon payment of the exercise price stated in the stock purchase agreement. These freestanding warrants are classified as an equity instrument and have no expiration date. During the years ended December 31, 2024 and 2023, there were no exercises of warrants to purchase common stock.

SPECIFICITY, INC.

Notes to Financial Statements

(Expressed in U.S. Dollars)

The table below summarizes the status of warrants outstanding and exercisable as follows:

	2024		2023
	Warrants	Weighted Average Exercise Price	Warrants	Weighted Average Exercise Price

Warrants outstanding, January 1,	400,000	$4.00	200,000	$3.00
Issued	-	-	200,000	5.00
Exercised	-	-	-	-
Expired	-	-	-	-
Warrants outstanding, December 31,	400,000	$4.00	400,000	$4.00

Warrants exercisable, December 31,	400,000	$4.00	400,000	$4.00

NOTE 11 – WEIGHTED AVERAGE COMMON SHARES

The Company reported a net loss during the years ended December 31, 2024 and 2023, as such, the inclusion of potentially dilutive securities in the computation of Diluted EPS would be anti-dilutive. Potentially dilutive securities excluded from the computation of diluted EPS was as follows:

	DECEMBER 31,
	2024	2023

Convertible Note (see Note 6)	437,775	179,258
Series A Preferred (see Note 9)	5,000,000	5,000,000
Series B preferred stock (see Note 9)	1,353,954	1,121,010
Detachable common stock warrants (see Note 10)	400,000	400,000
Total anti-dilutive securities excluded from diluted weighted average common shares	7,191,730	6,700,268

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, it is possible that the Company may be the subject of lawsuits and claims from time to time. The Company’s management, with input from legal counsel, assesses such contingent liabilities, and such assessment inherently involves an exercise in judgment. In assessing loss contingencies related to legal proceedings pending against us or unasserted claims that may result in proceedings, evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that a probable and material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in the financial statements. If the assessment indicates a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. The Company is not party to any pending or threatened litigation in connection with its principal business activities.

NOTE 13 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to the year ended December 31, 2024, to the date these financial statements were issued, and determined that there were no material subsequent events to disclose in these financial statements.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all such expenses.

Securities and Exchange Commission Registration Fee	$288
Audit Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Accounting, Tax and SEC Compliance Expenses	$25,000
Transfer Agent and Registrar Fees and Expenses	$2,000
SEC Filings	$2,500
Miscellaneous Expenses	$4,000
Total	$93,788	*

*	Estimate Only

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes. Unless specifically limited by a corporation’s Articles of Incorporation, Nevada law automatically provides directors with immunity from monetary liabilities. The Company’s Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

a.	willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;
b.	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;
c.	a transaction from which the director derived an improper personal profit; and
d.	willful misconduct.

The Articles of Incorporation provide that the Company will indemnify its officers, directors, legal representatives, and persons serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person as a result of that connection to the Company. This right of indemnification under the Articles is a contract right, which may be enforced in any manner by such person and extends for such persons benefit to all actions undertaken on behalf of the Company.

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

Upon inception, exactly 7,010,000 shares of Common Stock, as well as 1,000,000 shares of Series A Preferred stock were issued to Jason Wood, our founder pursuant to Section 4(a)(2) of the Securities Act.

Since inception, the Company issued 865,000 shares of common stock pursuant to Rule 506(b) of Regulation D of the Securities Act at a price of $1.50 per share.

Since inception the Company issued exactly 560,000 shares of Series B Preferred Stock pursuant to Section 4(a)(2) of the Securities Act.

These securities were issued in reliance upon the exemption contained in Section 4(2) of Securities Act of 1933. These securities were issued to the founders of the Company and bear a restrictive legend. No written agreement was entered into regarding the sale of stock to the Company’s founders.

During the six months ended June 30, 2021, the Company sold 155,000 shares of common stock to various investors at prices ranging from $0.50 to $1.50 per share resulting in gross proceeds of $177,500. During the six months ended June 30, 2021, there were $22,500 and $200,000 in subscriptions receivable sold of common and preferred stock, respectively.

During the six months ended June 30, 2022, the Company issued 400,000 shares of common stock to two employees for services rendered. The Company recorded $600,000 as stock-based compensation, within general and administrative expense, in connection with the issuance. The Company valued the shares based upon the recent sales of common stock.

During the year ended December 31, 2023, the Company issued 250,000 shares of common stock as consideration in connection with a convertible note and equity agreement. The Company also issued 440,000 shares of common stock as compensation to employees, 300,000 Series B preferred shares to the Company’s CRO and 421,369 shares of common stock as compensation to advisors in lieu of cash for services performed.

During the year ended December 31, 2024, the Company issued 10,500 shares of common stock as compensation to its Chief Operating Officer as part of his compensation package, and issued 118,975 shares of common stock in partial satisfaction of amounts owed to its capital raise consultants.

During the six months ended June 30, 2025, the Company issued 21,000 shares of common stock as compensation to its Chief Operating Officer as part of his compensation package and 77,326 shares of common stock in partial satisfaction of amounts owed to its capital raise consultants.

E XHIBITS

Exhibit Number	Description	Date Filed
3.1	Articles of Incorporation of Specificity	0 6/23/2021
3.2	Bylaws of Specificity	0 6/23/2021
3.3	Designation of Series A Preferred Stock	0 6/23/2021
3.4	Designation of Series B Preferred Stock	0 6/23/2021
3.5	Amended Designation of Series B Preferred Stock	0 7/19/2023
5.1	Opinion of Smith Eilers PLLC., re: the legality of the Shares being registered	*
10.1	Strata Purchase Agreement between ClearThink Capital Partners LLC and Specificity Inc.	*
10.2	Registration Rights Agreement between ClearThink Capital Partners LLC and Specificity Inc.	0 2/05/2024
23.1	Auditor Consent	*
23.2	Consent of Smith Eilers PLLC (included in Exhibit 5.1)	*

*	Filed herein

U NDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	Include any additional or changed material information on the plan of distribution.

2.	To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

4.	For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida on the 14th day of October 2025.

Specificity

By:	/s/ Jason Wood
Name:	Jason Wood
Title:	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer & Director

P OWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason Wood, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Specificity and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Jason Wood	Director	10/14/2025
Jason Wood

/s/ Kevin Frisbie	Director	10/14/2025
Kevin Frisbie

/s/ William Anderson	Director	10/14/2025
William Anderson

II-4